Exhibit (a)(1)(A)

TRI-S SECURITY CORPORATION

Amended and Restated

Offer to Exchange

10% Convertible Promissory Notes Due 2008

for

14% Convertible Promissory Notes Due 2010 plus Warrants

We are offering, upon the terms and conditions set forth in this Offer to Exchange and in the enclosed Letter of Transmittal (together, the “Exchange Offer”), to exchange our 10% Convertible Promissory Notes Due 2008 (the “Existing Notes”) for our 14% Convertible Promissory Notes Due 2010 (the “New Notes”) plus warrants to purchase shares of our common stock (the “Warrants”). If you elect to participate in the Exchange Offer, then you will receive in exchange for your validly-tendered Existing Notes: (i) a New Note in principal amount equal to the principal amount of your tendered Existing Notes plus (ii) a Warrant to purchase 18.23% of the number of shares of our common stock issuable upon conversion of your New Note.

Upon issuance, the New Notes and Warrants are immediately convertible or exercisable, as applicable, into shares of our common stock at the option of the holder. The New Notes mature and the Warrants expire on the second and fifth anniversary, respectively, of their issuance.

The conversion price of the New Notes is the greater of: (i) $1.75 per share and (ii) the sum of the consolidated closing bid price per share of our common stock on the date the Exchange Offer expires plus $0.125.

The exercise price of the Warrants is the greater of: (i) the average of the daily VWAP of our common stock for each of the five (5) consecutive trading days occurring immediately prior to (but not including) the date the Exchange Offer expires and (ii) the consolidated closing bid price per share of our common stock on the date the Exchange Offer expires. The VWAP on any date is the volume weighted average price of our common stock for such date on the NASDAQ Stock Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Daylight time to 4:02 p.m. Eastern Daylight time).

In order to participate in the Exchange Offer, you must tender 100% of the principal amount of your Existing Notes. The completion of the Exchange Offer is conditioned upon, among other things, the valid tender of 85% of the aggregate principal amount of the Existing Notes.

The Exchange Offer expires at 5:00 p.m., Eastern Daylight time, on October 31, 2008, unless the Exchange Offer is extended by us (the “Expiration Date”). We reserve the right to extend or terminate the Exchange Offer, in our sole discretion, and to otherwise amend the Exchange Offer in any respect.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

See “Risk Factors” beginning on page 12 for a discussion of certain risks you should consider before determining whether to participate in the Exchange Offer.

The date of this Offer to Exchange is October 17, 2008.

ABOUT THIS OFFER TO EXCHANGE

When used in this Offer to Exchange, the terms “we,” “our,” “us,” or “Tri-S” refer to Tri-S Security Corporation and its subsidiaries, as appropriate in the context. Our executive offices are located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. Our telephone number is (678) 808-1540.

This Offer to Exchange does not constitute an offer to exchange in any jurisdiction in which, or from any person to or from whom, it is unlawful to make such offer under applicable Federal securities or state securities laws. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or any attachments hereto nor in the affairs of Tri-S Security or any of its subsidiaries since the date hereof.

In making a decision in connection with the Exchange Offer, holders of the Existing Notes (“Existing Noteholders”) must rely on their own examination of Tri-S and the terms of the Exchange Offer, including the merits and risks involved. Existing Noteholders should not construe the contents of this Offer to Exchange as providing any legal, business, financial or tax advice. Existing Noteholders should consult with their own legal, business, financial and tax advisors with respect to any such matters concerning this Offer to Exchange and the Exchange Offer.

i

SUMMARY OF THE EXCHANGE OFFER

This Offer to Exchange and the related Exchange Offer materials, as amended and supplemented from time to time (the “Offer Materials”), contain important information that should be read carefully before any decision is made with respect to the Exchange Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the other Offer Materials.

Questions and Answers About the Exchange Offer

Who is making the Exchange Offer?

Tri-S Security Corporation, the issuer of the Existing Notes, is making the Exchange Offer. The mailing address of our executive offices is Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. Our telephone number is (678) 808-1540. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “TRIS.” See “Risk Factors – Risks Relating to Our Securities.”

Why are we making the Exchange Offer?

We are making the Exchange Offer to restructure our existing capital structure and position us to raise capital and attract long-term investors. As of June 30, 2008, we had approximately $39 million of indebtedness (excluding obligations to trade creditors and taxing authorities, including the Internal Revenue Service). This indebtedness includes approximately $29.9 million of secured indebtedness under our credit facility and approximately $7.6 million of unsecured indebtedness under the Existing Notes. Based upon our cash flow, existing liquidity and scheduled debt service payments, we believe that we are unable to meet our principal repayment obligations under the Existing Notes as currently scheduled. In fact, we have not made the principal payments on the Existing Notes which have matured prior to the date of this Offer to Exchange. Unless and until we are able to restructure the Existing Notes, we believe it is unlikely that we will be able to raise capital or otherwise attract long-term investors.

When will the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., Eastern Daylight time, on October 31, 2008, unless extended. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer. See “The Exchange Offer – Expirations; Extensions; Amendments; Termination.”

If the Exchange Offer is consummated but you do not tender your Existing Notes, then how will your rights be affected?

If you do not tender your Existing Notes in the Exchange Offer, or if your Existing Notes are not accepted for exchange, then you will continue to hold your Existing Notes and will be entitled to the rights applicable to the Existing Notes.

If you do not participate in the Exchange Offer, what should you expect to receive in respect of your Existing Notes?

Our board of directors has determined that we will not negotiate with Existing Noteholders who do not participate in the Exchange Offer regarding the repayment or restructuring of their Existing Notes. Accordingly, if you do not participate in the Exchange Offer, then you should not expect to restructure your Existing Notes on terms different than those offered hereby.

What will you receive in the Exchange Offer if you tender your Existing Notes and they are accepted?

If you tender your Existing Notes in the Exchange Offer, then you will receive (i) a New Note in principal amount equal to the principal amount of your tendered Existing Notes plus (ii) a Warrant to purchase a number of shares of our common stock equal to 18.23% of the number of shares of our common stock issuable upon conversion of your New Note.

In this Offer to Exchange, we use the term “New Securities” to mean, collectively, the New Notes and Warrants.

See “The Exchange Offer—Terms of the Exchange Offer.”

What are the material differences between the Existing Notes and the New Notes?

The material differences between the Existing Notes and New Notes are illustrated in the table below. Except as described below, the terms of the New Notes are substantially similar to the terms of the Existing Notes. For a more detailed description of the New Notes, see “Description of the New Notes.”

	Existing Notes	New Notes

Issue Date	On various dates: September 2, 2005, September 30, 2005, October 12, 2005 and October 14, 2005.	The date on which we issue the New Securities (which we refer to as the “exchange date”).

Maturity	The principal amount and all unpaid interest accrued thereon is payable no later than the third anniversary of the issue date (September 2, 2005, September 30, 2005, October 12, 2005 and October 14, 2005).	The principal amount and all unpaid interest accrued thereon will be payable no later than the second anniversary of the issue date.

Conversion Price	$4.80 per share.

The conversion price of the New Notes is the greater of: (i) $1.75 per share and (ii) the sum of the closing consolidated bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market plus $0.125.

For example, if the Expiration Date was October 10, 2008, then the conversion price of the New Notes would be $1.75 per share.

Prepayment	We may prepay without penalty all or any portion of the outstanding principal amount of the New Notes at any time, and from time to time, after the first anniversary of the issue date upon thirty (30) days’ prior written notice to the holders of the New Notes to be prepaid; provided, however, that we may prepay the Existing Notes only if a registration statement filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the shares of our common stock issuable upon conversion of the Existing Notes has been declared effective by the Securities and Exchange Commission (the “SEC”).	We may prepay without penalty all or any portion of the outstanding principal amount of the New Notes at any time, and from time to time, after the issue date upon thirty (30) days’ written notice to the holders of the New Notes to be prepaid.

See “The Exchange Offer—Description of the New Notes” and “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of New Securities.”

What are the material terms of the Warrants?

The Warrants are immediately exercisable upon issuance into shares of our common stock at an exercise price equal to the greater of: (i) the average of the daily VWAP of our common stock for each of the five (5) consecutive trading days occurring immediately prior to (but not including) the Expiration Date and (ii) the consolidated closing bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market. The VWAP on any date is the volume weighted average price of our common stock for such date on the NASDAQ Stock Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Daylight time to 4:02 p.m. Eastern Daylight time).

The Warrants are exercisable until the fifth anniversary of their issue date.

See “Description of the Warrants.”

Who may participate in the Exchange Offer?

All holders of the Existing Notes may participate in the Exchange Offer, subject to compliance with applicable law.

What principal amount of Existing Notes are we seeking in the Exchange Offer?

We are seeking to exchange the entire $7,665,000 principal amount of the Existing Notes.

Do you have to tender all of your Existing Notes to participate in the Exchange Offer?

Yes. In order to participate in the Exchange Offer, you must tender 100% of the principal amount of your Existing Notes.

Will we exchange all of the Existing Notes validly tendered?

Yes. We will exchange all of the Existing Notes validly tendered pursuant to the terms of the Exchange Offer.

Is there a minimum principal amount of Existing Notes that is required to be tendered in order to complete the Exchange Offer?

Yes. The Exchange Offer is conditioned upon the valid tender of 85% of the aggregate principal amount of the outstanding Existing Notes.

Are there any other conditions to the Exchange Offer?

Yes. Our obligation to accept Existing Notes in exchange for New Notes is subject to a number of conditions. We describe the conditions to the Exchange Offer in greater detail in “The Exchange Offer—Conditions.”

Will the New Securities be listed?

We do not intend to list the New Notes or Warrants for trading on any national securities exchange or authorize them to be quoted on any inter-dealer quotation system of any national securities association. The Existing Notes are not listed for trading on any such exchange or quotation system.

Our currently outstanding common stock is listed for trading on the NASDAQ Capital Market under the symbol “TRIS.” We intend to apply to list for trading on the NASDAQ Capital Market the common stock issuable upon conversion of the New Notes and exercise of the Warrants. See “Risk Factors – Risks Relating to Our Securities.”

Will the shares of common stock issued in the Exchange Offer be freely tradable under the U.S. Federal securities laws?

The New Securities and the shares of our common stock issuable upon conversion or exercise of the New Securities have not been and will not be registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. We have no obligation or intention of registering the New Securities or such shares under the Securities Act.

The Existing Notes were issued in a private placement offering to “accredited investors” in reliance on the exemption from registration provided under Rule 506 of Regulation D (“Regulation D”) of the Securities Act. The New Securities will also be issued under the exemption from registration provided under Rule 506 of Regulation D. Therefore, the New Securities and the shares of our common stock issuable upon conversion or exercise of the New Securities will be considered “restricted securities” under Rule 144 of the Securities Act (“Rule 144”). Accordingly, the shares of our common stock issuable to you upon conversion or exercise of your New Note or Warrant may only be resold by you pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act. See “The Exchange Offer—U.S. Securities Laws Considerations,” “Description of the New Notes—Transfer Restrictions; Legends” and “Description of the Warrants—Transfer Restrictions; Legends.”

Will the accrued interest on Existing Notes tendered in the Exchange Offer be paid?

Yes. If the Exchange Offer is completed, then we will pay all unpaid interest accrued through the exchange date on the tendered Existing Notes. We will deliver payment for the accrued interest with delivery of the New Securities. See “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of New Securities” and “The Exchange Offer—Payment of Accrued Interest on Tendered Existing Notes.”

What risks should you consider in deciding whether or not to tender your Existing Notes in the Exchange Offer?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, the New Securities, our business and our industry described in “Risk Factors” and the discussion of Federal income tax consequences which may be applicable to you relating to this Exchange Offer and to your ownership and disposition of the New Securities described in “Certain U.S. Federal Income Tax Considerations.”

Is the financial condition of Tri-S relevant to my decision to tender Existing Notes?

Our financial condition is relevant to your decision whether to tender in the Exchange Offer because it relates to whether we will be able to meet our interest and principal payment obligations under the Existing Notes and the New Notes. Our financial condition is also relevant to the value of our common stock issuable upon conversion or exercise of the New Securities issued in the Exchange Offer. Our detailed historical financial information can be found in our (i) Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 thereto; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, each of which is incorporated by reference into this Offer to Exchange. See “Selected Consolidated Financial Data,” “Unaudited Pro Forma Financial Data” and “Where You Can Find More Information.”

What will happen to Existing Notes tendered in the Exchange Offer?

Existing Notes accepted in the exchange will be cancelled.

How do you participate in the Exchange Offer?

In order to exchange Existing Notes, you must tender the Existing Notes in accordance with the procedures described in this Offer to Exchange. We have not provided guaranteed delivery procedures for the Exchange

Offer. We describe the procedures for participating in the Exchange Offer in more detail in “The Exchange Offer—Procedures for Tendering.”

May you withdraw your tender of Existing Notes?

Yes. You may withdraw any tendered Existing Notes at any time prior to 5:00 p.m., Eastern Daylight time, on the Expiration Date by following the procedures for the withdrawal of tenders described in “The Exchange Offer—Withdrawal of Tenders.”

When will the New Securities be issued?

We will accept all Existing Notes validly tendered and not withdrawn as of the Expiration Date and will issue the New Securities promptly after the Expiration Date upon the terms and subject to the conditions in this Offer to Exchange and the accompanying Letter of Transmittal. See “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of New Securities.”

What happens if your Existing Notes are not accepted in the Exchange Offer?

If we do not accept your Existing Notes for exchange for any reason, your Existing Notes will be returned to you promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of New Securities.”

What will be the U.S. Federal income tax consequences to you of participating in the Exchange Offer?

We believe that the exchange of an Existing Note in the Exchange Offer should constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, upon your exchange of an Existing Note in the Exchange Offer, you generally should recognize gain or loss equal to the difference between (i) the sum of (a) the issue price of any New Note received in the exchange and (b) the fair market value of any Warrant received in the exchange and (ii) your adjusted basis in the Existing Note surrendered in the exchange. We expect that the New Notes will be treated as issued with “original issue discount” for U.S. Federal income tax purposes. Consequently, holders of a New Note will be required to include amounts in gross income in advance of the receipt of cash attributable to the New Note. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer. See “Certain U.S. Federal Income Tax Considerations.”

Has the board of directors adopted a position on the Exchange Offer?

Neither our board of directors nor any committee thereof has made any recommendation as to whether you should tender your Existing Notes. In making your decision, we urge you to read carefully this Offer to Exchange and the other Offer Materials, including the discussions of risks and uncertainties in “Risk Factors.”

Will there be any changes to the composition of the board of directors as a result of the Exchange Offer?

Yes. We have agreed to appoint two persons designated by one of the Existing Noteholders to our board of directors, subject to certain conditions. See “Other Agreements—Changes to Our Board of Directors.”

Who can you call with questions about the Exchange Offer or how to tender your Existing Notes?

You should direct any questions regarding the terms and conditions of the Exchange Offer or the procedures for tendering Existing Notes and any requests for additional copies of this Offer to Exchange, the Letter of Transmittal or the documents incorporated by reference in this Offer to Exchange to us at the address or telephone number listed below:

Tri-S Security Corporation

Royal Centre One

11675 Great oaks Way, Suite 120

Alpharetta, Georgia 30022

Telephone: (678) 808-1540

Attention: Nicolas V. Chater, Chief Financial Officer

See “The Exchange Offer—Delivery of Transmittal Letters; Questions” and “Where You Can Find More Information.”

Where should you send your Letter of Transmittal and other required documents?

You should send your Letter of Transmittal and other required documents to us at the address listed above. See “The Exchange Offer—Delivery of Transmittal Letters; Questions.”

Who will pay the fees and expenses associated with the Exchange Offer?

We will pay our fees and expenses, as well as the fees and expenses of other agents and advisors in connection with the Exchange Offer. See “The Exchange Offer—Expenses” and “The Exchange Offer—Solicitation and Advisory Services.”

About Tri-S Security Corporation

Through our two direct, wholly-owned subsidiaries, Paragon Systems, Inc. (“Paragon Systems”) and The Cornwall Group, Inc. (“Cornwall”), we provide equipment and security services to various government agencies and the private sector. Our government customers include local, state and Federal government agencies. Our private sector customers include commercial customers, such as universities, public school systems, corporate complexes, hospitals, and residential customers, such as condominiums, high-end apartments and high-security homes.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “TRIS.” Our principal executive offices are located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia. Our telephone number is (678) 808-1540. See “Risk Factors – Risks Relating to Our Securities.”

Summary Description of the Exchange Offer

The material terms of the Exchange Offers are summarized below. We encourage you to read the more detailed description of the Exchange Offer in “The Exchange Offer.”

The Exchange Offer	We are making the Exchange Offer for all of our outstanding Existing Notes. To participate in the Exchange Offer, you must tender 100% of the principal amount of your Existing Notes. If you tender your Existing Notes in the Exchange Offer, then you will receive: (i) a New Note in principal amount equal to the principal amount of your tendered Existing Notes plus (ii) a Warrant to purchase a number of shares of our common stock equal to 18.23% of the number of shares of our common stock issuable upon the conversion of your New Note.

Expiration Date; Extensions	The Exchange Offer will expire at 5:00 p.m., Eastern Daylight time, on October 31, 2008 unless extended. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer.

Amendments; Terminations	We reserve the right, in our sole discretion, to delay acceptance of any Existing Notes, terminate the Exchange Offer or amend the Exchange Offer. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Existing Noteholders of such amendment.

Procedures For Tendering	To participate in the Exchange Offer, you must complete, sign and date the Letter of Transmittal accompanying this Offer to Exchange in accordance with the instructions in the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal and all other documents required by the Letter of Transmittal, including your original Existing Notes, to us for receipt before the Expiration Date.

Withdrawal of Tenders	You may withdraw any tendered Existing Notes at any time prior to 5:00 p.m., Eastern Daylight time, on the Expiration Date by following the procedures for the withdrawal of tenders described in the section titled “The Exchange Offer—Withdrawal of Tenders.”

Conditions	The Exchange Offer is conditioned upon, among other things, the valid tender of 85% of the aggregate principal amount of the outstanding Existing Notes.

Acceptance of Existing Notes For Exchange; Delivery of New Securities	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Notes properly tendered will be accepted promptly after the Expiration Date, and the New Securities will be issued promptly after acceptance of the Existing Notes.

Delivery of Letter of Transmittal; Questions	Any Letter of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each Existing Noteholder to us at our executive offices located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, Attention: Nicolas V. Chater, Chief Financial Officer. Questions concerning tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal also should be directed to us at (678) 808-1540.

Expenses	We will bear the expenses of the Exchange Offer. Tendering Existing Noteholders will not be required to pay any expenses of soliciting tenders in the Exchange Offer.

Certain U.S. Federal Income Tax Considerations

The exchange of an Existing Note in the Exchange Offer likely will constitute a taxable exchange for U.S. Federal income tax purposes. Participants in the Exchange Offer generally should recognize gain or loss equal to the difference between: (i) the sum of (a) the issue price of any New Note received in the exchange and (b) the fair market value of any Warrant received in the exchange; and (ii) the adjusted basis in the Existing Note surrendered in the exchange. The New Notes are expected to be issued with “original issue discount”; thus, holders receiving a New Note in the exchange will be required to include amounts in gross income in advance of the receipt of cash attributable to such New Note. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	When deciding whether to participate in the Exchange Offer, you should carefully consider the information in “Risk Factors” and the other information included or incorporated by reference into this Offer to Exchange.

Summary Description of New Notes

The material terms of the New Notes are summarized below. We encourage you to read the more detailed description of the New Notes in “Description of the New Notes.”

Issuer	Tri-S Security Corporation.

Issue Date	The exchange date.

Interest	Interest on the New Notes will accrue at a rate of 14% per annum from the issue date, computed on the basis of a 360-day year consisting of twelve 30-day months, payable monthly on the last trading day of each month, commencing the month after issuance.

Maturity	The principal amount and all accrued unpaid interest is due no later than the second anniversary of the issue date.

Prepayment	We may prepay without penalty all or any portion of the outstanding principal balance of the New Notes at any time, and from time to time, after the issue date upon thirty (30) days’ prior written notice to the holders of the New Notes to be prepaid.

Security; Ranking	The New Notes will be unsecured and will rank pari passu to all of our present and future unsecured indebtedness. The New Notes will be effectively subordinated to our present and future secured indebtedness to the extent of the value of any security underlying such indebtedness. As of June 30, 2008, we had approximately $29.9 million of secured indebtedness under our credit facility and owed approximately $7.6 million to Existing Noteholders. The New Notes will not restrict our incurrence of any indebtedness, including secured indebtedness.

Conversion	A holder of a New Note may elect to convert all, but not less than all, of the outstanding principal amount into shares of our common stock at any time prior to the maturity date at a conversion price equal to the greater of: (i) $1.75 per share and (ii) the sum of the closing consolidated bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market plus $0.125.

For example, if the Expiration Date was October 10, 2008, then the conversion price of the New Notes would be $1.75 per share.

The conversion price of the New Notes will be subject to proportional anti-dilution adjustments for stock splits, stock dividends, recapitalizations, reclassifications and similar corporate events but not for any other dilutive issuance we may make.

A holder of a New Notes may not convert the outstanding principal amount of the New Notes if the number of shares of our common stock to be issued upon such conversion plus the number of shares of our common stock then-beneficially owned by the holder would exceed 9.99% of our common stock then issued and outstanding.

Listing	The New Notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association, and we do not intend to apply for either listing or qualification.

Governing Law	The New Notes are governed by and construed in all respects in accordance with the laws of the State of Georgia.

Summary Description of Warrants

The material terms of the Warrants are summarized below. We encourage you to read the more detailed description of the Warrants in “Description of the Warrants.”

Issuer	Tri-S Security Corporation.

Issue Date	The exchange date.

Expiration Date	The fifth anniversary of the issue date.

Exercise	A holder may exercise the Warrants for shares of our common stock at any time prior to the expiration date by surrendering such Warrant to us, together with a properly completed and executed subscription notice and payment in full of the exercise price.

The exercise price of the Warrants is the greater of: (i) the average of the daily VWAP of our common stock for each of the five (5) consecutive trading days occurring immediately prior to (but not including) the Expiration Date and (ii) the closing consolidated bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market. The VWAP on any date is the volume weighted average price of our common stock for such date on the NASDAQ Stock Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Daylight time to 4:02 p.m. Eastern Daylight time). By way of example, if the Expiration Date was October 10, 2008, then the exercise price of the Warrants would be $0.86 per share.

The conversion price of the Warrants is subject to proportional anti-dilution adjustments for stock splits, stock dividends, recapitalizations, reclassifications and similar corporate events but not for any other dilutive issuance we may make.

A holder of a Warrant may not exercise the Warrant or any portion thereof if, upon such exercise, the number of shares of our common stock to be issued pursuant to such exercise plus the number of shares of our common stock then-beneficially owned by the holder would exceed 9.99% of the number of shares of our common stock then issued and outstanding.

Fractional Shares	No fractional shares will be issued in connection with any exercise of the Warrants. In lieu of such fractional shares, we will round-up to the next whole number the number of shares to be issued to the holder upon such exercise.

Listing	The Warrants are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association, and we do not intend to apply for either listing or qualification.

Governing Law	The Warrants are governed by and construed in all respects in accordance with the laws of the State of Georgia.

Summary Description of Common Stock

The material terms of our common stock are summarized below. We encourage you to read the more detailed description of our common stock in “Description of Capital Stock.”

Issuer	Tri-S Security Corporation.

Common Stock	Par value $.001 per share, of Tri-S Security Corporation, issuable upon conversion or exercise of the New Securities issued in the Exchange Offer.

Listing	Our common stock is currently listed for trading on the NASDAQ Capital Market under the symbol “TRIS.” We intend to apply to list for trading on the NASDAQ Capital Market the shares of common stock issuable upon the conversion or exercise of the New Securities issued in the Exchange Offer. See “Risk Factors – Risks Relating to Our Securities.”

Market Price	On October 10, 2008, the closing price per share of our common stock on the NASDAQ Capital Market was $0.80.

Dividends	We have never declared or paid dividends on our common stock. We currently intend to retain any earnings for use in our operations and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our credit facility with our lender prohibits the payment of cash dividends on our common stock without our lender’s prior written consent.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains “forward-looking” statements. Forward-looking statements are identified by their use of terms and phrases such as “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “intends” and other similar expressions. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in the statements. Such risks and uncertainties include, but are not limited to:

•	the legal claims against us, the cost of defending such claims and the consequences to us if we do not prevail on such claims;

•	our substantial debt and our inability to make scheduled debt service payments, including payments of principal in respect of the Existing Notes;

•	our dependence on our credit agreement with our lender for working capital;

•	the restrictions imposed on us by the credit agreement with our lender;

•	the impact of terrorist activity or breach of security on our business;

•	our ability to retain and manage our guards;

•	our plans for expansion and growth of our business;

•	our ability to compete effectively in our industry;

•	our expectations regarding the likelihood of introduction of new regulations that would adversely affect our business;

•	our estimates of our capital requirements and our need for additional financing;

•	risks related to Federal government contracts;

•	Federal government audits and cost adjustments;

•	differences between authorized amounts and amounts received by us under Federal government contracts;

•	changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets;

•	our ability to retain contracts during re-bidding processes; and

•	other risks described in “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, no assurance is given that the forward-looking statements included in this Offer to Exchange will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described in “Risk Factors” beginning on page 12 of this Offer to Exchange and elsewhere in this Offer to Exchange and in the documents incorporated by reference herein. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise. In making these statements, we disclaim any obligation to address or update each factor in future filings with the SEC or communications regarding our business or results, and we do not undertake to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, any of the matters discussed above may have affected our past results and may affect future results; accordingly, our actual results may differ materially from those expressed in this Offer to Exchange and in prior or subsequent communications.

RISK FACTORS

Exchanging your Existing Notes in the Exchange Offer, as well as failing to so exchange, involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, then it could materially adversely affect our business, financial condition or operating results, which in turn, could cause a decline in the market price of our common stock.

Risk Factors Relating to the Exchange Offer and the New Securities

The issuance of New Securities in the Exchange Offer will likely result in significant dilution to our existing shareholders.

If we complete the Exchange Offer, we will potentially issue a number of shares of our common stock in excess of 100% of our currently outstanding shares of common stock. For example, if all of the Existing Noteholders participate in the Exchange Offer and subsequently convert their New Notes and exercise their Warrants, then we will issue 4,380,000 shares of our common stock upon conversion of the New Notes and 798,474 shares of our common stock upon exercise of the Warrants (assuming a conversion price for the New Notes of $1.75 per share). If the Exchange Offer is completed, then our existing shareholders will likely experience significant dilution of their equity interest in Tri-S.

If you have claims against us resulting from your acquisition or ownership of Existing Notes, then you will give up those claims if you exchange your Existing Notes.

By participating in the Exchange Offer, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against

•	us, our subsidiaries, our affiliates and our shareholders, and

•

our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our shareholders arising from, related to, or in connection with, your acquisition or ownership of the Existing Notes, including claims for repayment of principal. Because it is not possible to estimate the likelihood of your success in pursuing these legal claims or the magnitude of any recovery to which you ultimately might be entitled, it is possible that the New Securities you receive in the Exchange Offer will have a value less than the value of the legal claims you are relinquishing. See “The Exchange Offer—Release of Legal Claims by Tendering Existing Noteholders.”

The New Notes are unsecured and are subordinate to all present and future secured indebtedness.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the New Notes, substantially depends upon our subsidiaries’ cash flow and their payments of funds to us. Our subsidiaries’ ability to make any payments of funds to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The New Notes will rank pari-passu to all of our present and future unsecured indebtedness. Like the Existing Noteholders, the New Notes will be completely unsecured and will be effectively subordinated to all of our present and future secured indebtedness to the extent of the value of any security underlying such indebtedness. As of June 30, 2008, we had approximately $29.9 million of secured indebtedness under our credit facility and owed approximately $7.6 million to Existing Noteholders. The terms of the New Notes will not restrict our incurrence of indebtedness, including secured indebtedness. There may not be sufficient assets to satisfy our obligations under the New Notes when they come due.

Existing Noteholders who do not participate in the Exchange Offer will not receive after the Expiration Date a better offer from us to restructure their Existing Notes.

Our board of directors has determined that we will not negotiate after the Expiration Date with Existing Noteholders who do not participate in the Exchange Offer regarding the repayment or restructuring of their Existing Notes. Accordingly, if you do not participate in the Exchange Offer, then you should not expect to restructure your Existing Notes on terms different than those offered hereby.

We have few alternatives available to us to restructure or repay the Existing Notes if the Exchange Offer is not completed.

We believe that the completion of the Exchange Offer is critical to our continuing viability and that, if we do not complete the Exchange Offer, we have very few options available to us with respect to the repayment or restructuring of the Existing Notes. Any alternative financial restructuring arrangements could result in Existing Noteholders receiving significantly less value for their Existing Notes than is being offered in the Exchange Offer.

We have not obtained a third-party determination that the Exchange Offer is fair to the Existing Noteholders.

We are not making a recommendation as to whether Existing Noteholders should participate in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the Existing Noteholders for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. No assurance is given that the value of the New Securities received in the Exchange Offer will in the future equal or exceed the value of the Existing Notes tendered, and we do not take a position as to whether you should participate in the Exchange Offer.

Recognition of discharge of indebtedness income may increase our income tax liability and adversely impact our financial position.

We generally will recognize discharge of indebtedness income for U.S. Federal income tax purposes as a result of the Exchange Offer if, and to the extent that, the outstanding balance (including unpaid principal and any accrued but unpaid interest) of the Existing Notes surrendered by all holders in the Exchange Offer exceeds the sum of: (i) the issue price of any New Notes and (ii) the fair market value of any Warrants issued to the exchanging holders. Such discharge of indebtedness income may be subject to reduction, including by offset against our available net operating losses. We are not giving any assurances, however, that net operating losses will be available to us, and we may incur a U.S. Federal and/or state income or alternative minimum tax liability arising from discharge of indebtedness income, if any, recognized in connection with the Exchange Offer. In addition, to the extent that available net operating losses are used to offset discharge of indebtedness income, if any, such net operating losses will be unavailable as potential offsets to future income. See “Certain U.S. Federal Income Tax Considerations—Tax Consequences of the Exchange Offer to Tri-S.”

The exchange contemplated in the Exchange Offer, the conversion of the New Notes and the exercise of the Warrants may limit our ability to use our net operating losses to offset future taxable income.

An “ownership change” of Tri-S for U.S. Federal income tax purposes occurs generally when there is a cumulative change of greater than 50% in our stock ownership within a three (3) year period. Such an ownership change can significantly limit the amount of pre-ownership change net operating losses that we may use during the post-ownership change periods. The exchange contemplated in the Exchange Offer, the conversion of New

Notes and the exercise of Warrants, as well as any future equity issuances and transactions among shareholders, separately or in the aggregate, may trigger an ownership change. If an ownership change of Tri-S occurs, it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. We are uncertain at this time whether the Exchange Offer contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange. See “Certain U.S. Federal Income Tax Considerations—Tax Consequences of the Exchange Offer to Tri-S.”

Restructuring our obligations under the Existing Notes has resulted in increased costs to us.

We are incurring significant restructuring costs in connection with the Exchange Offer. The Exchange Offer has also resulted in significant costs to us as we pay professional fees related to evaluating our restructuring alternatives and pursuing the Exchange Offer. These increased costs may have a material adverse effect on our financial condition.

Risks Relating to Our Indebtedness

If we are in default under our Amended and Restated Credit Agreement or any agreement we have with our lender, then all amounts due there under will become immediately due and payable, which will have a material adverse effect on our business and financial condition.

On December 31, 2007, we entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with LSQ Funding Group, L.C. (“LSQ”) and BRE LLC (“BRE” and, together with LSQ, our “lender”), which amends and restates the Credit Agreement between us and our lender dated as of October 19, 2005, as amended from time to time (the “Original Credit Agreement”). The Amended and Restated Credit Agreement amends and restates the Original Credit Agreement to provide us with a revolving, asset-based lending facility with up to $25.0 million of borrowing availability, replacing our pre-existing factoring facility with up to $12.0 million of borrowing availability under the Original Credit Agreement. In connection with entering into the Amended and Restated Credit Agreement, we also entered into (i) a Loan and Security Agreement with LSQ (the “Loan and Security Agreement”) and (ii) a Supplemental Agreement to Amended and Restated Credit Agreement with Lender (the “Credit Agreement Supplement”).

The Amended and Restated Credit Agreement continues to provide for the $2,500,000 term loan to us (the “2007 Term Loan”) contemplated by the Original Credit Agreement. Under the Amended and Restated Credit Agreement, interest on the 2007 Term Loan accrues at a rate equal to the prime rate, as published by the Wall Street Journal from time to time (the “Prime Rate”), plus 4.50% (the “Non-Default Rate”), but at no time shall the interest rate be less than 11.25% per annum. If an event of default under the Amended and Restated Credit Agreement occurs, then interest accrues on the 2007 Term Loan at a rate equal to the Non-Default Rate plus 5% and certain other default fees specified in the Amended and Restated Credit Agreement would become due and payable.

Pursuant to the Loan and Security Agreement, at our request, LSQ shall make advances (“Advances”) to us not to exceed $25,000,000 and subject to a borrowing base, which base includes 90% of accounts receivable, including unbilled accounts receivable through March 31, 2009 and at any time thereafter that the 2007 Term Loan has been repaid in full. Prior to repayment of the 2007 Term Loan, interest accrues on Advances made on the basis of (i) billed accounts receivable at a rate equal to the Prime Rate plus 1%, but at no time shall the interest rate be less than 11% per annum, and (ii) unbilled accounts receivable at a rate equal to the Prime Rate plus 4.5%, but at no time shall the interest rate be less than 12% per annum. In addition, until the 2007 Term Loan is paid in full, we must pay LSQ a fee of .7% of the face amount of billed accounts receivable. Following repayment of the 2007 Term Loan, interest accrues on all Advances at a rate equal to the Prime Rate plus 4.5%. Upon the occurrence of an event of default under the Loan and Security Agreement, interest is payable on all Advances at a rate equal to the Prime Rate plus 9.5%.

Under the Credit Agreement Supplement, anytime the 2007 Term Loan is outstanding and so long as unbilled accounts receivable are included in the borrowing base for purposes of making Advances, we must pay a monthly fee to our lender equal to 1.25% (for the period from September 1, 2008 through December 31, 2008) or 1.75% (for any period thereafter) of the highest daily overadvance amount minus $60,000. In September 2008, we issued to our lender a four-year warrant to purchase 125,000 shares of our common stock at an exercise price of $1.27 per share in exchange for extending the maturity date of the 2007 Term Loan until March 31, 2010. We have also agreed to issue to our lender a four-year warrant to purchase 30,000 shares of our common stock at an exercise price of $3.00 per share for each month in which an overadvance under the Loan and Security Agreement exists.

All of our obligations under the Amended and Restated Credit Agreement and the Loan and Security Agreement are secured by a first priority security interest in all of our assets and a pledge of all of the equity interests in our subsidiaries.

The outstanding balance under the Amended and Restated Credit Agreement as of June 30, 2008 is approximately $29.9 million. Additionally, from time to time during 2007 and 2008, we have borrowed more than the maximum amount allowable under the availability formula in both the Amended and Restated Credit Agreement and the Original Credit Agreement. Accordingly, on those occasions when the outstanding balance exceeded the availability, we were charged overadvance interest and fees by our lender.

As of December 31, 2007, we were not in compliance with the Credit Agreement and the outstanding borrowings exceeded the borrowing base as defined. On March 26, 2008, we entered into an Amendment and Forbearance Agreement (the “Agreement”) with our lender. Pursuant to the Agreement, our lender waived certain specified defaults under our credit agreement with our lender and agreed to forebear from exercising all remedies available to it in connection with such existing defaults until the earlier of a potential equity or subordinated debt offering or January 1, 2009.

If an event of default under the Amended and Restated Credit Agreement or any agreement we have with our lender occurs, then the entire balance outstanding under all such agreements shall become immediately due and payable. We will not be able to repay this balance unless we raise significant capital by selling assets or issuing debt or equity securities, which we may not be able to do on terms acceptable to us, if at all. If the balance outstanding under our agreements with our lender becomes immediately due and payable and we are unable to raise significant capital or obtain from our lender an additional waiver and an agreement to forbear, then we will not be able to satisfy our obligations to our lender, our lender may proceed to foreclose on the collateral and our business and financial condition will be materially and adversely affected.

If our lender stops advancing funds to us under the Amended and Restated Credit Agreement, then we may not be able to satisfy our current operating payables, which would have a material adverse impact on our business and financial condition.

We rely on advances under the Amended and Restated Credit Agreement and borrowings under the 2007 Term Loan for funds to satisfy our cash flow needs for our daily operations. Our lender is not obligated to advance additional funds to us under the Amended and Restated Credit Agreement or the 2007 Term Loan if the funds advanced to us and outstanding under the Amended and Restated Credit Agreement exceed our maximum availability or if we are otherwise in default under our agreements with our lender. If our lender stops advancing funds to us under the Amended and Restated Credit Agreement or do not allow us to borrow under the 2007 Term Loan, then we may not be able to satisfy our current operating payables, which would make it difficult for us to satisfy our contractual obligations to our customers. If we are not able to satisfy our current operating payables or our contractual obligations to our customers, then our business and financial condition will be materially and adversely affected. Further, our lender will not be obligated to advance additional funds to us under the Amended and Restated Credit Agreement until we reduce the amount of the advances outstanding under the Amended and Restated Credit Agreement to an amount which is less than our maximum availability. We may not be able to do so unless we raise significant capital by selling assets or issuing debt or equity securities, which we may not be able to do on terms acceptable to us, if at all.

We have substantial debt.

As of June 30, 2008, we had approximately $39 million of outstanding debt (excluding obligations to trade creditors and taxing authorities including the IRS), of which approximately $7.6 million comprises the Existing Notes. We may incur substantial additional debt in the future, including additional debt under the Loan and Security Agreement. It will be difficult for us to satisfy our payment obligations. Our considerable indebtedness could have important consequences to you, including, but not limited to, the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we are exposed to fluctuations in interest rates because Advances under the Loan and Security Agreement and the 2007 Term Loan have variable rates of interest;

•

we may have more debt than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to general economic downturns and adverse developments in our business.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our payment obligations, which actions may not be successful.

Our ability to make scheduled debt service depends on our financial and operating performance, which is subject to prevailing economic and competitive industry conditions and to certain financial, business and other factors beyond our control. These factors include, but are not limited to:

•	interest rates and general economic conditions;

•	competitive conditions in our industry;

•	operating difficulties, operating costs or pricing pressures that we may experience;

•	passage of legislation or other regulatory developments that affect us adversely; and

•	delays or difficulties in implementing our business strategies.

We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to make our scheduled debt service payments or otherwise satisfy our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital, sell assets or restructure or refinance our indebtedness. These alternative measures may or may not be successful and may or may not permit us to meet our scheduled debt service payments. If our cash flows and capital resources are insufficient to fund our debt service obligations, then we could face substantial liquidity problems and might be required to scale back our operations or dispose of material assets to meet our debt service obligations. The Amended and Restated Credit Agreement restricts our ability to dispose of our assets and requires that all proceeds from any such disposition be used to reduce our obligations under the Amended and Restated Credit Agreement. Even if we are able to dispose of certain assets, we may not be able to make such dispositions at prices that we believe are fair or use the proceeds from such dispositions to make payments on our indebtedness, other than under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement imposes significant restrictions on us, which may prevent us from capitalizing on business opportunities and taking certain corporate actions.

The Amended and Restated Credit Agreement imposes significant operating and financial restrictions on us. Unless we obtain consent from our lender, these restrictions limit our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	incur liens;

•	enter into certain transactions with affiliates;

•	enter into sale and leaseback transactions;

•	merge or consolidate; and

•	transfer or sell assets.

These covenants may adversely affect our ability to finance our future operations or capital needs, pursue available business opportunities or take certain corporate actions.

If we are unable to satisfy or otherwise settle our indebtedness, then we may lose control of our subsidiaries, which generate all of our revenue.

We have granted to our lender a security interest in all of the capital stock of all of our subsidiaries to secure our obligations to our lender. If we are in default under the Amended and Restated Credit Agreement, the Loan and Security Agreement or any other agreement with our lender, then our lender could foreclose on such stock. If our lender forecloses on the stock pledged to it, then we will lose a significant portion or all of our revenue, and our business and financial condition will be materially and adversely affected.

Risks Relating to Our Industry and Business

Even if the Exchange Offer is successfully completed, we will still need additional capital.

Our capital requirements for continuing operations consist of our general working capital needs, scheduled principal and interest payments on our debt obligations, certain contractual commitments, and capital expenditures. This includes short-term capital to finance continuing operations and long-term capital to finance our growth. Our capital resources, which are solely comprised of borrowing under our credit facility and cash generated from operations, may not be sufficient to meet these capital requirements. While we believe that the Exchange Offer would help address those liquidity issues related to the Existing Notes, there is no assurance that the Exchange Offer will be entirely sufficient to alleviate our liquidity issues due to a lack of capital resources. As a result, in order to continue to fund our current operations, we will need additional capital. No assurance is given that we will be able to obtain a new source of capital on terms that are acceptable to us.

We depend on the Amended and Restated Credit Agreement to meet our cash flow needs, which reduces our profit margin.

Pursuant to the Loan and Security Agreement, our lender shall make Advances not to exceed $25,000,000 and subject to a borrowing base, which base includes 90% of accounts receivable, including unbilled accounts receivable through March 31, 2009 and at any time thereafter that the 2007 Term Loan has been repaid in full. Prior to repayment of the 2007 Term Loan, interest accrues on Advances made on the basis of (i) billed accounts receivable at a rate equal to the Prime Rate plus 1.0%, but at no time shall the interest rate be less than 11% per annum, and (ii) unbilled accounts receivable at a rate equal to the Prime Rate plus 4.5%, but at no time shall the interest rate be less than 12% per annum. In addition, until the 2007 Term Loan is paid in full, we must pay LSQ a fee of .7% of the face amount of billed accounts receivable. Following repayment of the 2007 Term Loan, interest accrues on all Advances at a rate equal to the Prime Rate plus 4.5%. Upon the occurrence of an event of default under the Loan and Security Agreement, interest is payable on all Advances at a rate equal to the Prime Rate plus 9.5%. This discount and usage fee reduces our profit margins. We cannot, however, cease financing our receivables because the funds provided by our lender are necessary to satisfy our cash flow needs. In fact, we utilize the Amended and Restated Credit Agreement to allow us to finance substantially all of our accounts receivable. We believe that if the Amended and Restated Credit Agreement with our lender were to terminate, then we would need to obtain a new credit agreement. Our obligations to our lender are secured by a lien on all of our assets; consequently, if we are liquidated, then there may not be any assets available for distribution to shareholders or creditors other than our lender.

Our service contracts often provide for fixed hourly bill rates or permit limited fee adjustments, and our business, financial condition and results of operations will be materially and adversely affected if increases in our costs cannot be charged to our customers.

Our largest expenses are payroll, payroll taxes and employee related benefits. Most of our service contracts provide for a fixed hourly bill rate, and some of our service contracts provide for payments of either fixed fees or fees that increase by only small amounts during the terms of such service contracts or not at all. Competitive pressures also may prevent us from raising our fees or hourly bill rates when contracts are renewed. If, due to inflation or other causes, including increases in statutory payroll taxes, we must increase the wages, salaries and related taxes and benefits of our employees at rates faster than we can increase the fees charged under our service contracts, then our profitability will be adversely affected.

If we lose our executive officers or operation employees, our operations could be materially and adversely affected.

Our success is dependent to a significant extent upon the continuing efforts, abilities and business generation capabilities of our executive officers and senior operation employees. We have programs in place to motivate, reward and retain our executive officers and senior operation employees, including cash bonus and equity incentive plans. However, the loss or unavailability of any of our executive officers or senior operation employees could harm our ability to properly service or retain existing clients or operate new businesses. Our success and plans for future growth will also depend on our ability to hire and retain our executive officers and senior operation employees.

If we are unable to attract, retain and manage security guards and administrative staff, then our business, financial condition and results of operation will be materially affected.

Our business involves the labor-intensive delivery of contract security services. We derive our revenues largely from contract security guard services performed by our security guards. Our future performance depends in large part upon our ability to attract, develop, motivate and retain skilled security guards and administrative staff. Qualified security guards and administrative staff are in demand, particularly after the terrorist activity of September 11, 2001, and there is significant competition for these individuals from other security firms, government agencies and other similar enterprises. As a result, we may not be able to attract and retain sufficient numbers of these qualified individuals in the future, which may adversely affect our business.

Turnover of contract security guards is significant. The loss of the services of, or the failure to recruit, a significant number of skilled security guards and administrative staff would have a materially adverse affect on our business, financial condition and results of operations, including our ability to secure and complete service contracts. Furthermore, if we do not successfully manage our existing security guards and administrative staff, we may not be able to achieve the anticipated billing rates, engagement quality, level of overtime and other performance measures that are important to our business, financial condition and results of operations.

Organized labor action or occupational health and safety laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Our industry has been the subject of campaigns to increase the number of unionized employees. Although we believe that our relationships with our employees are good, we cannot provide you with any assurances that organized labor action at one or more of our facilities will not occur, or that any such activities, or any other labor difficulties at our facilities or the facilities of any of our customers, would not materially affect our business, financial condition and results of operations.

In addition, we are subject to, among other laws and regulations, comprehensive U.S. occupational health and safety laws and regulations. Such laws and regulations may become more stringent and result in necessary modifications to our current practices and facilities that could force us to incur additional costs that could materially affect our business, financial conditions and results of operations.

If we cannot successfully compete with new or existing security service providers, then our business, results of operations and financial condition will be adversely affected.

The contract security guard services industry is intensely competitive. We directly compete with companies that are national and international in scope, and some of our competitors have significantly greater personnel, financial, technical and marketing resources than we do, generate greater revenues than we do and have greater name recognition than we do. The recent trend toward consolidation in our industry will likely lead to increased competition from these companies. We also compete with smaller local and regional companies that may have better knowledge of the local conditions in their regions, are better known locally and are better able to gain customers in their regions. There are relatively low barriers to entry into the contract security guard services industry, and we have faced and expect to continue to face additional competition from new entrants into the contract security guard services industry. In addition, some of our competitors may be willing to provide services at lower prices, accept a lower profit margin or expend more capital in order to obtain or retain business. If we cannot successfully compete with new or existing security service providers, then our business, financial condition and results of operations will be adversely affected.

In the Federal government security services sector, we have experienced compressed margins for our services on new contracts relative to the margins earned on older contracts. We expect that future contract wins will be at profit levels which are lower than our current contract base due to increased competition for these contracts.

Changes in available security technology may have an adverse effect on our business, results of operations and financial condition.

Our business involves the labor intensive delivery of contract security services performed by our security guards. Changes in technologies that provide alternatives to security guard services or that decrease the number of security guards required to effectively perform their services may decrease our customers’ demand for our security guard services. In addition, if such technologies become available for use in the industry, these technologies may be proprietary in nature and not be available for use by us in servicing our customers. Even if these technologies are available for use by us, we may not be able to successfully integrate such technologies into our business model or may be less successful in doing so than our competitors or new entrants in the industry. A decrease in demand for our security guard services or our inability to effectively utilize such technologies may adversely affect our business, financial condition and results of operations.

The security services we provide may subject us to liability for substantial damages not covered by insurance which could have a material adverse affect on our business, financial condition and results of operations.

We provide security services at various customer locations. We may be held liable for the negligent acts or misconduct of our security guards or other employees performed while on duty and in the course and scope of their employment. We experience a significant volume of claims and litigation asserting that we are liable for damages as a result of the conduct of our security guards or other employees. We may from time to time be subject to claims that our security guards have physically or emotionally harmed individuals in the course of providing these services, or members of the public may be otherwise injured by events occurring on client premises, including events that are not under the immediate control of our security guards. Individuals may bring personal injury lawsuits against us seeking substantial damages based on alleged negligence or other theories of liability in our provision of security services, including with respect to injuries not directly caused by, or within the control of, our security guards. Under principles of common law, we can generally be held liable for wrongful acts or omissions to act of our agents or employees during the course, and within the scope, of their agency or employment with us.

In many cases, our security service contracts also require us to indemnify our clients or may otherwise subject us to additional liability for events occurring on client premises. In addition, some states have adopted statutes that make us responsible for the conduct of our agents and employees. While we maintain insurance programs that provide coverage for certain liability risks, including personal injury, death and property damage, the laws of many states limit or prohibit insurance coverage for punitive damages arising from willful or grossly negligent conduct. Consequently, insurance may not be adequate to cover all potential claims or damages. If a plaintiff brings a successful claim against us for punitive damages in excess of our insurance coverage, then we could incur substantial liabilities which would have a material adverse affect on our business, results of operations and financial condition.

Terrorist activity at locations where we provide security services could have a material adverse effect on our business by subjecting us to liability. Whether or not terrorist activity occurs at a client location, our insurance costs could increase, and we could be required to comply with more burdensome regulations.

If any locations where we provide security related services are attacked by terrorists, then liabilities resulting from such attacks may not be covered by insurance and could have a material adverse effect on our business, financial condition and results of operations by requiring us to incur additional personnel costs as a result of compliance with expanded security rules and regulations. In addition, terrorist attacks that do not directly involve locations serviced by us could have a material impact on us by increasing our insurance coverage costs or making insurance coverage unavailable altogether.

We may be unable to obtain liability insurance at a reasonable cost, which would increase our exposure to catastrophic claims.

Insurance premiums have increased substantially since the terrorist attacks on September 11, 2001. If certain coverages are unavailable at premiums deemed reasonable by management, then our exposure for catastrophic claims would be increased.

We are subject to government regulation, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

We are subject to a large number of city, county and state occupational licensing laws and regulations that apply to security guards. Most states have laws, or legislation pending, requiring qualification, training and registration of security guards, regulating the use of identification cards, badges and uniforms and imposing minimum bond surety or insurance standards. Any liability we may have from our failure to comply with these regulations may materially and adversely affect our business by restricting our operations and subjecting us to substantial penalties. In addition, our current and future operations may be subject to additional regulation as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted.

We may not be successful in identifying suitable acquisition opportunities, and, if we do identify such opportunities, then we may not be able to obtain acceptable financing for the acquisition, reach agreeable terms with acquisition targets or successfully integrate acquired businesses.

An element of our growth strategy is the acquisition and integration of complementary businesses in order to increase our density within certain geographic areas, capture market share in the markets in which we operate and improve our profitability. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities, obtain financing on acceptable terms or reach mutually agreeable terms with acquisition targets. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition targets may increase to unacceptable levels thereby limiting our ability to grow.

Our growth through selective acquisitions may place significant demands on our management, operational and financial resources. Acquisitions involve numerous risks, including the diversion of our management’s attention from other business concerns, the possibility that current operating and financial systems and controls may be inadequate to deal with our growth, and the potential loss of key employees.

We also may encounter difficulties in integrating any businesses we may acquire with our existing operations. The success of these transactions depends on our ability to:

•	successfully merge corporate cultures and operational and financial systems;

•	integrate and retain the customer base of the acquired business;

•	realize cost reduction synergies, including those cost reduction synergies that we expect to realize; and

•	as necessary, retain key management members and technical personnel of acquired companies.

If we fail to integrate acquired businesses successfully or to manage our growth, it could have a material adverse effect on our business. Further, we may be unable to maintain or enhance the profitability of any acquired business, consolidate its operations to achieve cost savings or maintain or renew any of its contracts.

In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on any company that we may acquire, or have recently acquired. Also, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. Any of our rights to indemnification from sellers to us, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

We may not have, or be able to obtain, sufficient capital to pursue our acquisition strategy.

Our acquisition strategy will require substantial capital. Such capital may be obtained by borrowings under credit facilities, through the issuance of long-term or short-term indebtedness or through the issuance of equity securities in private or public transactions. The Amended and Restated Credit Agreement restricts our ability to incur additional debt without the approval of our lender. If we are able to incur additional debt to pursue our acquisition strategy, then our interest expense will increase. Furthermore, we may not be able to obtain financing for future acquisitions on suitable terms, if at all.

In addition, executing our acquisition strategy may be more expensive than we anticipate because the purchase price for acquisition targets may increase due to mergers and other transactions recently completed in the security industry, and the growing interest in future mergers and consolidations. If the purchase price for acquisition targets we find appealing increases, then we will need more capital than we anticipate to execute our acquisition strategy, or we may not be able to execute our acquisition strategy at all.

We may not be able to obtain additional financing that may be necessary to fund our operations.

In order to fund our operations and increase revenues, additional financing may be required, which additional financing may not be available to us on commercially reasonable terms, if at all. We may not be successful in raising additional capital, and the proceeds of any future financings may not be sufficient to meet our future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of changes in operating plans, lower than anticipated sales or increased operating costs.

If our professional reputation is harmed, then we will have difficulty obtaining new customers and retaining existing customers, either of which would adversely affect our revenues.

We depend upon our reputation and the individual reputations of our senior professionals to obtain new customers and retain existing customers. Any factor that diminishes our reputation or the individual reputations of our senior professionals, including an ineffective response to terrorist activity or breach of security at any location we service, will make it more difficult for us to compete successfully for new customers or to retain existing customers and, therefore, would adversely affect our revenues.

Economic downturns or recessions may dampen the demand for our services, which will reduce our revenues.

During economic declines, some decisions to implement security programs and install systems may be deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to increasing economic need. We are not able to accurately predict to what extent an economic slowdown will decrease the demand for our services. If demand for our services decreases, then our revenues will decline.

Risks Related to Government Contracting

We derive a significant portion of our revenue from Federal government contracts which the government may terminate at any time or decide not to extend after their scheduled expiration. If we are unable to replace any contract which is not extended or is terminated, then our revenues will decline.

During 2007, we derived approximately 55% of our consolidated revenue from contracts with the Federal government. Federal government contracts typically span one or more base years and one or more option years. The option periods may cover more than half of the contract’s potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government customer to terminate the contract for its convenience, as well as for our default. A decision by a government agency not to exercise option periods or to terminate contracts could result in significant revenue shortfalls.

If the government terminates a contract for convenience, then we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, then we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. We cannot predict if the government will terminate or choose not to extend our Federal government contracts. The government has never terminated any of our contracts; however, it may do so at any time.

Because we have a highly concentrated customer base, the loss of any of our Federal government customers could have a significant effect on our revenues.

During 2008, we expect to derive approximately 74% of our consolidated revenue from contracts with Federal government agencies. If any of our current Federal government customers determines not to renew or terminate its contract, then our revenues may significantly decline.

The Federal government has rights and remedies under its contracts not typically found in commercial contracts that may reduce or eliminate our revenue under these contracts, as well as our ability to enter into other government contracts.

Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts. The government may terminate its contracts for convenience or decline to exercise an option to renew. The government may also:

•	reduce or modify its contracts or subcontracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and

•	suspend or bar us from doing business with the Federal government.

If the Federal government were to exercise any of these rights or remedies, then our revenues would decline.

Our failure to comply with complex procurement laws and regulations could result in the termination of our Federal government contracts or our failure to be awarded any new contracts, and changes in laws and regulations could impose added costs on our business.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of Federal government contracts, which affect how we do business with our customers and may impose added costs on our business. Among the most significant regulations are:

•

the Federal Acquisition Regulations and other agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•	the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Moreover, we are subject to industrial security regulations of the Department of Defense and other Federal agencies that are designed to safeguard against foreigners’ access to classified information. If we were to come under foreign ownership, control or influence, then our Federal government customers could terminate or decide not to renew our contracts, and it could impair our ability to obtain new contracts.

If we do not comply with the procurement laws and regulations discussed above, then we may be fined, we may not be reimbursed for costs incurred by us in servicing our contracts, our contracts may be terminated and we may be unable to obtain new contracts, any of which would cause our revenues to decline.

Our status as a General Services Administration (“GSA”) Federal Supply Schedule Contractor may be withdrawn, which would make us ineligible to obtain certain Federal government contracts and would result in a significant decrease in our revenues.

The GSA secures the buildings, products, services, technology and other workplace essentials which Federal agencies need to operate. GSA Federal Supply Schedule Contracts are contract vehicles under which Federal government agencies may purchase professional services or products. Federal government agencies may choose to award contracts only to GSA Federal Supply Schedule Contractors to reduce the number of qualified bidders and to expedite the bidding process. Paragon Systems has been approved by the GSA as a GSA Federal Supply Schedule Contractor and, therefore, is able to bid on Federal government contracts awarded using the GSA Federal Supply Schedule. Currently, six of our contracts with annualized revenues of approximately $25 million have been procured under the GSA Federal Supply Schedule. During the year ended December 31, 2007, the revenues on our contracts procured under the GSA Federal Supply Schedule totaled approximately 24% of our consolidated revenues for such period.

Our status as a GSA Federal Supply Schedule Contractor may be withdrawn if we do not comply with the complex procurement laws and regulations applicable to us. We continually review and monitor our compliance with these laws and regulations as well as modifications to the GSA Federal Supply Schedule affecting our business. We believe that we are currently in material compliance with these laws, regulations and modifications; however, if we are not in compliance and our status as a GSA Federal Supply Schedule Contractor is withdrawn, then we may not be able to obtain new contracts with Federal government agencies or renew our existing contracts which have been procured under the GSA Federal Supply Schedule. If we are unable to obtain new Federal government contracts or renew our existing contracts, then our revenues will decline significantly.

All of our contracts with the Federal government are subject to audits and cost adjustments by the Federal government that could result in decreased revenues and the imposition on us of civil or criminal penalties or administrative remedies.

We generate a significant portion of our revenue from Federal government contracts, each of which is subject to audit by the Federal government. In these audits, the Federal government audits and reviews our performance, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Like most government contractors, our direct and indirect contract costs are audited and reviewed on a continual basis. Many of the audits for costs incurred or work performed in recent years remain ongoing or have not yet commenced. In addition, non-audit reviews by the government may still be conducted on all our government contracts. An audit of our work, including an audit of work performed by companies we may acquire, could result in a substantial adjustment to our revenue because any costs found to be improperly allocated to a specific contract will not be reimbursed and revenue we have already recognized may need to be refunded. If a government review or investigation uncovers improper or illegal activities, then we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of claims and profits, suspension of payments, treble damages, statutory penalties, fines and suspension or barment from doing business with Federal government agencies, any of which would cause a significant decline in our revenue.

Our participation in the competitive bidding process, pursuant to which we obtain most of our Federal government contracts, presents a number of risks.

During the year ended December 31, 2007, of our revenue derived from Federal contracts, substantially all was awarded through a competitive bidding process. Most of the business that we expect to seek from the Federal government in the foreseeable future likely will be awarded through competitive bidding. Competitive bidding presents a number of risks, including:

•	the need to bid on programs in advance of finalizing the services to be provided, which may result in unforeseen difficulties and cost overruns;

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us;

•	the need to accurately estimate the resources and cost structure that will be required to service any contract we are awarded; and

•

the expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, which could result in the resubmission of bids on modified specifications or in termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, then we will not be able to grow our business, and our business, financial condition and results of operations will be materially and adversely affected.

The Miami/Dade County contracts at Cornwall represent a significant portion of our revenue.

During the year ended December 31, 2007, two of Cornwall’s subsidiaries generated revenue from four contracts with Miami/Dade County of approximately $12.0 million. The Board of County Commissioners of

Miami/Dade County has determined not to renew three of the contracts. The failure to win the Miami/Dade County contracts will significantly reduce the revenue and profits of the Cornwall Group.

Our cash flow may be reduced due to significant expenses we may incur in connection with attempting to obtain Federal government contracts.

A significant portion of Federal government contracts for contract guard services is awarded through a competitive bid process. As stated above, substantial costs may be incurred in connection with preparing bids. In the past we have not, and most likely in the future will not, be awarded all the contracts on which we bid. Furthermore, if and when we do obtain a contract, we are generally required to start providing services pursuant to such contract no later than 30-45 days after the contract is awarded. As a result, we may incur significant start-up expenses. The costs of bidding on contracts and the start-up costs associated with new contracts we may obtain may significantly reduce our cash flow and liquidity.

The long sales cycles of Federal government contracts make it difficult for us to predict our financial results and cause us to expend a significant amount of effort and funds in bidding on contracts that are not awarded to us.

The sales cycle of a Federal government contract is often lengthy due to the protracted bid and approval process. Typically, many months may elapse between the time the Federal government solicits a bid for a contract and the time the contract is awarded. The lengthy sales cycles of our contracts make forecasting the volume and timing of contracts we may obtain difficult. During this period, we will generally expend substantial funds and management resources but recognize no associated revenue.

We may not receive the full amount authorized under contracts into which we have entered; consequently, our backlog may not accurately estimate our revenue.

The maximum contract value specified under a government contract that we enter into is not necessarily indicative of revenue that we will realize under that contract. In fact, even if we enter into a Federal government contract, we will not be paid for our services unless the Federal government has appropriated or budgeted the funds for such contract. Congress often appropriates funds for a particular program on a yearly basis, even though the contract may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract. As described above, most of our existing contracts are subject to modification and termination at the Federal government’s discretion. Moreover, there is no assurance that any contract included in our estimated contract value that generates revenue will be profitable. Nevertheless, we look at these contract values, including values based on the assumed exercise of options relating to these contracts, in estimating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our backlog may not accurately estimate our revenue.

If we are unable to obtain and maintain security clearances for our employees, then we will not be able to satisfy existing contracts or obtain new contracts.

Many of our Federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with Federal government requirements. Obtaining and maintaining security clearances for employees involve a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, then the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to satisfy our existing contracts, bid on or win new contracts or effectively re-compete on expiring contracts or follow-on task orders. To the extent we are unable to do any of the foregoing, our existing contracts may be terminated, we will not be able to grow our business and our revenues may decline.

Risks Relating to Our Securities

If the NASDAQ Stock Market does not accept our compliance plan, then steps will be taken to delist our securities from the NASDAQ Capital Market.

Our common stock is currently listed for trading on the NASDAQ Capital Market. We must satisfy certain minimum listing maintenance requirements to maintain such listing, including a series of financial tests relating to shareholders’ equity or net income or market value, public float, number of market makers and shareholders, and maintaining a minimum bid price for our common stock.

On August 20, 2008, the NASDAQ Stock Market notified us that we no longer satisfy the minimum $2.5 million shareholders’ equity requirement for continued listing on the NASDAQ Capital Market, as required by the NASDAQ Marketplace Rule 4310(c)(3). As requested by the NASDAQ Stock Market staff, we submitted to the NASDAQ Stock Market our plan to achieve and sustain compliance with all requirements for continued listing on the NASDAQ Capital Market. Our plan includes, among other things, the successful completion of the Exchange Offer.

If the NASDAQ Stock Market staff determines not to accept our compliance plan, then the NASDAQ Stock Market will provide us with written notification that our securities will be delisted from the NASDAQ Capital Market. At that time, we would be afforded the opportunity to request a hearing before a NASDAQ Listing Qualifications Panel. Our securities would remain listed on the NASDAQ Capital Market pending a decision by the NASDAQ Listing Qualifications Panel following the hearing.

If our common stock is delisted from the NASDAQ Capital Market, then our common stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from the NASDAQ Capital Market could make trading our common stock more difficult for our investors, leading to declines in share price. Delisting of our common stock could also make it more difficult and expensive for us to raise additional capital.

Management beneficially owns a significant percentage of the common stock and has the ability to influence all matters requiring the approval of our board of directors and our shareholders.

Management owns or controls shares of the common stock which shares represent approximately 36% of the combined voting power of our outstanding capital stock. Management has the power to influence the election of our directors and all decisions made by our shareholders and, in general, to influence the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. The interests of management may conflict with the interests of our other shareholders.

Provisions of our amended and restated articles of incorporation and Georgia law may have anti-takeover effects that could prevent a change in control which the shareholders consider favorable and could negatively affect your investment.

Provisions in our amended and restated articles of incorporation and our amended and restated bylaws could delay or prevent a change of control of Tri-S or a change in our management that would provide shareholders with a premium to the market price of their common stock. Our amended and restated articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock. Our board of directors has the power to issue any or all of these additional shares without shareholder approval, and such shares can be issued with such rights, preferences and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of Tri-S, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights, of the holders of outstanding shares of our common stock. Currently, we have outstanding 100 shares of our Series D Redeemable Preferred Stock. Our amended and restated articles of incorporation and amended and restated bylaws also contain provisions that:

•	create a classified board of directors that prevents a majority of the board from being elected at one time;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•	limit the ability of shareholders to call special meetings of shareholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We may experience significant volatility in the price of our common stock even if our business is doing well, which could cause you to lose all or part of your investment.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. The market price of our common stock may also fluctuate as a result of variations in our operating results. Due to the nature of our business, the market price of our common stock may fall in response to a number of factors, some of which are beyond our control, including:

•	announcements of competitive developments by us or others;

•	changes in estimates of our financial performance or changes in recommendations by securities analysts;

•	any loss by us of a major customer;

•	additions or departures of key management or other personnel;

•	our failure to meet financial analysts’ performance expectations;

•	guidance we provide;

•	future sales of our common stock or preferred stock;

•	volume fluctuations;

•	acquisitions or strategic alliances by us or our competitors;

•	our historical and anticipated operating results;

•	quarterly fluctuations in our financial and operating results;

•	changes in market valuations of other companies that operate in our business markets or in our industry; and

•	general market and economic conditions.

Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions and interest rate changes, may negatively impact the market price of the common stock, and you may not be able to sell your shares without incurring a loss.

We do not intend to pay dividends on our common stock, and you may not experience a return on investment without selling your securities.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on our common stock. Because we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your shares in order to realize a return on your investment, if any. Further, the Amended and Restated Credit Agreement restricts our ability to pay dividends on our capital stock.

MARKET INFORMATION

As of June 30, 2008, the Existing Notes were held of record by 65 holders. Pursuant to the terms of the Existing Notes, they may not be transferred, sold or pledged by the Existing Noteholders. Accordingly, there is no established reporting system or trading market for trading in the Existing Notes.

Our common stock is currently listed for trading on the NASDAQ Capital Market under the symbol “TRIS.” The following table sets forth the range of high and low quarterly sales prices for our common stock on the NASDAQ Capital Market for the quarters indicated below.

	High	Low
Year Ending December 31, 2008
First Quarter	$3.00	$1.07
Second Quarter	$2.75	$1.75
Third Quarter	$2.14	$0.83
Fourth Quarter (through October 10, 2008)	$1.23	$0.72

Year Ended December 31, 2007
First Quarter	$2.85	$1.90
Second Quarter	$4.05	$2.28
Third Quarter	$2.78	$1.78
Fourth Quarter	$2.31	$1.32

Year Ended December 31, 2006
First Quarter	$4.62	$2.65
Second Quarter	$4.10	$2.61
Third Quarter	$3.21	$2.20
Fourth Quarter	$3.20	$1.85

On October 10, 2008, the closing sales price of our common stock as reported by the NASDAQ Stock Market was $0.80. As of October 10, 2008, we had 4,248,704 shares of common stock outstanding. We urge you to obtain current market information for our common stock before making any decision to exchange your Existing Notes pursuant to the Exchange Offer. See “Risk Factors — Risks Relating to Our Securities.”

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain any earnings for use in our operations and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our Amended and Restated Credit Agreement prohibits the payment of cash dividends on our common stock without our lender’s prior written consent.

CAPITALIZATION

The following tables set forth our unaudited historical indebtedness and capitalization as of June 30, 2008 and our pro forma indebtedness and capitalization as of June 30, 2008, assuming the valid tender and acceptance of 100% of the principal amount of the Existing Notes, a conversion price of $1.75 per share for the New Notes and an exercise price of $0.86 per share for the Warrants. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information.”

	(In Thousands)
	Unaudited as of June 30, 2008	Pro Forma Adjustments				Pro Forma as of June 30, 2008
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,194					$1,194
Other accrued expenses	1,641					1,641
Accrued salary and benefits	5,552					5,552
Asset based lending facility	26,753			520	(1)	27,273
Accrued Interest	357					357
Income taxes payable	184					184
Term loan	2,500					2,500
Existing Notes—due 2008	7,584	7,584	(2)			0

Total current liabilities	45,765	7,584		520		38,701

Other liabilities:
New Notes—due 2010				6,569	(3)	6,569
Accrued interest expense—long term	315					315
Series D Redeemable Preferred Stock	1,500					1,500

	1,815	0		6,569		8,384

Total liabilities	47,580	7,584		7,089		47,085

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at June 30, 2008.	4					4
Treasury stock	(105)					(105)
Additional paid-in capital	16,831			1,648	(4)	18,479
Retained deficit	(14,787)	196	(5)			(14,983)

Total stockholders’ equity	1,943	196		1,648		3,395

Total liabilities and stockholders’ equity	$49,523	$7,780		$8,737		$50,480

Notes:

(1)	This amount represents the cash portion of fees payable to our attorneys, accountants and other agents in connection with the Exchange Offer which amount we anticipate borrowing from our lender.

(2)	The balance of the Existing Notes is removed from the balance sheet and will be replaced by the balance of the New Notes.

(3)	The New Notes will be issued in conjunction with Warrants at an assumed exercise price of $0.86 per share (which would be the exercise price of the Warrants if the Expiration Date were October 10, 2008). In accordance with Accounting Principles Board Opinion No. 14 (as amended), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB No. 14”), and Emergency Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF No. 98-5”), we have determined the fair value of the Warrants as if the Exchange Offer had occurred on December 31, 2007, and have apportioned the relative value between both the Warrants and the New Notes as of this date. The amount presented here represents the value apportioned to the New Notes.

(4)	The New Notes will be issued in conjunction with Warrants at an assumed exercise price of $0.86 per share (which would be the exercise price of the Warrants if the Expiration Date were October 10, 2008). In accordance with APB No. 14 and EITF No. 98-5, we have determined the fair value of the Warrants as if the Exchange Offer had occurred on June 30, 2008, and have apportioned the relative value between both the Warrants and the New Notes as of this date. The amount presented here represents the value apportioned to the New Notes.

(5)	This amount represents the loss on early extinguishment of the Existing Notes and consists of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, as well as remaining unamortized discount on the Existing Notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of and for the years ended December 31, 2007 and 2006. Such data has been derived from our consolidated financial statements audited by Tauber & Balser, PC. The summary financial data for the six-month period ended June 30, 2008 and 2007 have been derived from our unaudited condensed consolidated financial statements for these periods. In the opinion of management, the selected financial data for the sixth-month period ended June 30, 2008 and 2007 include all adjustments consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented. Financial results for the six-month periods may not be indicative of results to be expected for future periods. The data set forth below should be read in conjunction with “Risk Factors” and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes incorporated by reference in this Offer to Exchange. See “Where You Can Find More Information.”

	(In Thousands)
	Year Ended December 31, 2006	Year Ended December 31, 2007	Six Months Ended June 30, 2007	Six Months Ended June 30, 2008
Statement of Operations Data:
Revenues	$75,725	$88,943	$41,631	$64,811
Direct labor	47,353	56,681	26,307	40,760
Indirect labor and other contract support costs	19,256	25,173	11,385	17,773
Amortization of government contracts	1,638	1,617	810	809
Gross profit	7,478	5,472	3,129	5,469
Selling, general and administrative expenses	11,682	11,370	5,522	6,088
Amortization expense	928	927	456	346
Operating income (loss)	(5,132)	(6,825)	(2,849)	(965)
Interest expense (net)	(3,134)	(2,454)	(930)	(2,349)
Interest on redeemable preferred stock	(300)	(211)	(150)	—
Income (loss) before income taxes	(5,527)	(6,941)	(3,366)	(3,309)
Income tax (benefit)	(1,694)	(2,638)	(1,097)	(8)
Net loss	(3,833)	(4,303)	(2,269)	(3,301)
Basic and diluted net (loss) per common share	(1.11)	(1.02)	(0.65)	(0.79)

Balance Sheet Data (at Period End):
Current assets	14,028	15,159	15,116	29,822
Non Current Assets	23,073	20,485	21,978	19,701
Total assets	37,101	35,644	37,094	49,523
Series C Redeemable Preferred Stock	6,000	—	6,000	—
Other Current Liabilities	14,630	26,510	17,209	45,765
Series D Redeemable Preferred Stock	—	1,500	—	1,500
Non Current Liabilities	9,647	2,853	9,081	315
Total liabilities	30,277	30,863	32,290	47,580

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements assume the valid tender and acceptance of 100% of the principal amount of the Existing Notes, a conversion price of $1.75 per share for the New Notes and an exercise price of $0.86 per share for the Warrants. The following unaudited pro forma financial statements are based on, and should be read in conjunction with, our audited consolidated financial statements as of and for the year ended December 31, 2007, and our unaudited condensed consolidated financial statements as of and for the six-month period ended June 30, 2008, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such period, all of which are incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information.”

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offer actually been consummated on the dates or at the beginning of the periods presented.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2007

(In Thousands, Except Per Share Data)

	Audited For the Year Ended December 31, 2007	Pro Forma Adjustments			Pro Forma For the Year Ended December 31, 2007
Revenues	$88,943				$88,943
Cost of revenues:
Direct labor	56,681				56,681
Indirect labor and other contract support costs	25,173				25,173
Amortization of customer contracts	1,617				1,617

	83,471	—		—	83,471

Gross profit	5,472	—		—	5,472

Selling, general and administrative	11,370				11,370
Amortization of intangible assets	927				927

	12,297	—		—	12,297

Operating income (loss)	(6,825)	—		—	(6,825)

Other income (expense):
Interest expense, net	(2,454)				(2,454)
Interest on series C redeemable preferred stock	(211)				(211)
Loss on early extinguishment of debt		536	(1)		(536)
Other income	2,549				2,549

	(116)	536		—	(652)

Loss before income taxes	(6,941)	536		—	(7,477)
Income tax benefit	(2,638)				(2,638)

Net loss	$(4,303)	$536		$—	$(4,839)

Basic and diluted net income (loss) per common share	$(1.02)				$(1.15)
Basic and diluted weighted average number of common shares	4,203				4,203

Notes:

(1)	This amount represents the loss on early extinguishment of the Existing Notes and consists of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, as well as remaining unamortized discount on the Existing Notes.

Ratio of Earnings to Fixed Charges

For the Year Ended December 31, 2007

(In thousands)

	For the Year Ended December 31, 2007		Pro Forma Adjustments		Pro Forma For the Year Ended December 31, 2007
Net loss	(4,303)				(4,839)
Total Fixed Charges	(3,787	)(1)	(536	)(2)	(4,323)

Ratio of Earnings to Fixed Charges	1.14				1.12

Notes:

(1)	Fixed charges include interest expense, net amortized premiums on the Existing Notes and amortization of expenses capitalized in conjunction with issuing debt.
(2)	Amount represents the write-off of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, and the remaining unamortized discount on the Existing Notes.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2008

(In Thousands)

	Unaudited For the Six Months Ended as of June 30, 2008	Pro Forma Adjustments				Pro Forma For the Six Months Ended as of June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$536					$536
Restricted cash	75					75
Trade accounts receivable, net	27,874					27,874
Prepaid expenses and other assets	1,337					1,337

Total current assets	29,822	0		0		29,822

Property and equipment, less accumulated depreciation	821					821
Goodwill	16,078					16,078

Intangibles
Customer contracts	1,838					1,838
Deferred loan costs	256	957	(1)			1,213
Other	708					708
Total assets	$49,523	$957		$0		$50,480

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,194					$1,194
Other accrued expenses	1,641					1,641
Accrued salary and benefits	5,552					5,552
Asset based lending facility	26,753			520	(2)	27,273
Accrued Interest	357					357
Income taxes payable	184					184
Term loan	2,500					2,500
Existing Notes—due 2008	7,584	7,584	(3)			0

Total current liabilities	45,765	7,584		520		38,701

Other liabilities:
Existing Notes—due 2010				6,569	(4)	6,569
Accrued interest expense—long term	315					315
Series D Redeemable Preferred Stock	1,500					1,500

	1,815	0		6,569		8,384

Total liabilities	47,580	7,584		7,089		47,085

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at June 30, 2008.	4					4
Treasury stock	(105)					(105)
Additional paid-in capital	16,831			1,648	(5)	18,479
Retained deficit	(14,787)	196	(6)			(14,983)

Total stockholders’ equity	1,943	196		1,648		3,395

Total liabilities and stockholders’ equity	$49,523	$7,780		$8,737		$50,480

Notes:

(1)	Includes fees payable to our attorneys, accountants and other agents in connection with the Exchange Offer and is net of writing off the remaining unamortized balance of charges initially deferred when the Existing Notes were issued. The amount includes both cash payments payable to our attorneys, accountants and other agents as well as the fair value of warrants granted to our agents as calculated under SFAS 123(R), “Stock Based Compensation.”
(2)	This amount represents the cash portion of fees payable to our attorneys, accountants and other agents in connection with the Exchange Offer, which amount we anticipate borrowing from our lender.

(3)	The balance of the Existing Notes is removed from the balance sheet and will be replaced by the balance of the New Notes.
(4)	The New Notes will be issued in conjunction with Warrants at an assumed exercise price of $0.86 per share (which would be the exercise price of the Warrants if the Expiration Date were October 10, 2008). In accordance with APB No. 14 and EITF No. 98-5, we have determined the fair value of the Warrants as if the Exchange Offer had occurred on December 31, 2007, and have apportioned the relative value between both the Warrants and the New Notes as of this date. The amount presented here represents the value apportioned to the New Notes.
(5)	The New Notes will be issued in conjunction with Warrants at an assumed exercise price of $0.86 per share (which would be the exercise price of the Warrants if the Expiration Date were October 10, 2008). In accordance with APB No. 14 and EITF No. 98-5, we have determined the fair value of the Warrants as if the Exchange Offer had occurred on June 30, 2008, and have apportioned the relative value between both the Warrants and the New Notes as of this date. The amount presented here represents the value apportioned to the Warrants.
(6)	This amount represents the loss on early extinguishment of the Existing Notes and consists of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, as well as remaining unamortized discount on the Existing Notes.

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2008

(In Thousands, Except Per Share Data)

	Unaudited as of June 30, 2008	Pro Forma Adjustments		Pro Forma as of June 30, 2008
Revenues	$64,811			$64,811

Cost of revenues:
Direct labor	40,760			40,760
Indirect labor and other contract support costs	17,773			17,773
Amortization of customer contracts	809			809

	59,342	—	—	59,342

Gross profit	5,469	—	—	5,469

Selling, general and administrative	6,088			6,088
Amortization of intangible assets	346			346

	6,434	—	—	6,434

Operating income (loss)	(965)	—	—	(965)

				—
Other income (expense):
Interest expense, net	(2,349)			(2,349)
Interest on Series D Redeemable Preferred Stock	—			—
Loss on early extinguishment of debt		196(1)		(196)
Other income	5			5

	(2,344)	196	—	(2,540)

Loss before income taxes	(3,309)	196	—	(3,505)
Income tax benefit	(8)			(8)
Net loss	$(3,301)	$196	$—	$(3,497)

Basic and diluted net income (loss) per common share	$(0.79)			$(0.83)
Basic and diluted weighted average number of common shares	4,203			4,203

Notes:

(1)	This amount represents the loss on early extinguishment of the Existing Notes and consists of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, as well as remaining unamortized discount on the Existing Notes.

Ratio of Earnings to Fixed Charges

For the Six Months Ended June 30, 2008

(In thousands)

	For the Six Months Ended June 30, 2008		Pro Forma Adjustments		Pro Forma For the Six Months Ended June 30, 2008
Net loss	(3,301)				(3,497)
Total Fixed Charges	(2,744	)(1)	(196	)(2)	(2,940)

Ratio of Earnings to Fixed Charges	1.20				1.19

Notes:

(1)	Fixed charges include interest expense, net amortized premiums on the Existing Notes and amortization of expenses capitalized in conjunction with issuing debt.
(2)	Amount represents the write-off of the remaining unamortized balance of charges initially deferred when the Existing Notes were issued, and the remaining unamortized discount on the Existing Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain anticipated U.S. Federal income tax considerations associated with the Exchange Offer and the ownership and disposition of any New Notes and Warrants offered herein and any common stock received upon conversion of any New Notes and exercise of any Warrants. The following does not address the tax consequences of the ownership of New Notes, Warrants or common stock to subsequent transferees of the New Notes, Warrants or common stock. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or subject to differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the conclusions described herein. Moreover, this summary deals only with holders (i) who acquired the Existing Notes directly from us at the time of issuance and (ii) who hold the Existing Notes and will hold the New Notes, Warrants and common stock, as the case may be, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not purport to deal with (i) subsequent transferees of Existing Notes or (ii) persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax-exempt investors, dealers in securities and currencies, certain former U.S. citizens or residents, persons holding the Existing Notes, New Notes, Warrants or common stock as a position in a “straddle,” “hedge,” “conversion transaction,” “constructive sale” or other integrated transaction for tax purposes. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. Federal estate or gift tax laws, the laws of any U.S. state or locality or any foreign tax laws.

As used herein, the term “U.S. Holder” means a holder of Existing Notes, New Notes, Warrants or common stock, as the case may be, that is, for U.S. Federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or entity treated as a corporation for U.S. Federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, the term “Non-U.S. Holder” means a holder of Existing Notes, New Notes, Warrants or common stock that is not a U.S. Holder. If a partnership or other entity taxable as a partnership holds Existing Notes, New Notes, Warrants or common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Any such partner should consult a tax advisor as to the tax consequences of the Exchange Offer and the ownership and disposition of any New Notes, Warrants and common stock.

Each U.S. Holder and Non-U.S. Holder should consult its tax advisor regarding the particular tax consequences of the Exchange Offer to such holder, the ownership and disposition of any New Notes, Warrants or common stock, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO EXCHANGE CAPITAL IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY TRI-S SECURITY CORPORATION OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences of the Exchange Offer to U.S. Holders of Existing Notes Who Do Not Participate in the Exchange Offer

The Exchange Offer will not be a taxable event for U.S. Federal income tax purposes for a U.S. Holder of an Existing Note who does not exchange its Existing Note for a New Note and a Warrant pursuant to the Exchange Offer. Such holders of an Existing Note generally will recognize any income, gain or loss in respect of the Existing Note at the same time and in the same amounts as they would have recognized had the Exchange Offer not occurred.

Tax Consequences of the Exchange Offer to U.S. Holders of Existing Notes Who Participate in the Exchange Offer

General

We believe that the exchange of an Existing Note in the Exchange Offer should constitute a taxable exchange under Section 1001 of the Code pursuant to which a U.S. Holder may recognize gain or loss for U.S. Federal income tax purposes. In general, an exchange of an Existing Note in the Exchange Offer would be a taxable event unless the Code explicitly prevented recognition of any gain or loss realized (e.g., if the exchange was a recapitalization under the Code as discussed below). In order for the exchange of an Existing Note in the Exchange Offer to qualify as a recapitalization under Section 368(a)(1)(E) of the Code, the Existing Notes must be “securities” under the relevant provisions of the Code.

Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have focused on the length of the term of a debt instrument as an important factor in determining whether such instrument is a security for U.S. Federal income tax purposes. These authorities have indicated that a term of five years or less ordinarily is too short to qualify the instrument as a security, whereas a term of ten years or more ordinarily is sufficient to qualify the instrument as a security. However, there are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. The Existing Notes have a term of three (3) years and thus, based on their term to maturity and other features, may not constitute securities for U.S. Federal income tax purposes, although the IRS may take a contrary position. As a result, the exchange of Existing Notes in the Exchange Offer should not qualify as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, but rather, should be treated as a taxable exchange of property pursuant to which a U.S. Holder may recognize gain or loss for U.S. Federal income tax purposes.

Application of Modification Regulations

The exchange of an Existing Note for a New Note and a Warrant should be analyzed as if the exchange were a modification of the Existing Note. Under general principles of U.S. Federal income tax law, the modification of a debt instrument can give rise to a taxable exchange under Section 1001 of the Code, upon which gain or loss is realized if the modified debt instrument differs materially either in kind or extent from the original debt instrument. In this regard, governing Treasury Regulations (the “Modification Regulations”) provide that, as a general rule, a taxable exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively, the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant (a “significant modification”). The Modification Regulations state that they can apply to any modification of a debt instrument, regardless of the form of the modification, including an exchange of a new debt instrument for an existing debt instrument. Therefore, the Modification Regulations are applicable in determining the consequences of an exchange of an Existing Note for a New Note and a Warrant.

Under the Modification Regulations, a change in yield of a debt instrument is a significant modification if the yield of the modified debt instrument varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points or (ii) 5 percent of the annual yield on the unmodified instrument. For this purpose, the yield of the modified debt instrument is the annual yield of a debt instrument with (i) an issue price equal to the adjusted issue price of the unmodified debt instrument on the date of the modification, increased by any accrued but unpaid interest, and decreased to reflect payments made to the holders as consideration for the modification and (ii) payments equal to the payments on the modified debt instrument from the date of the modification. The Modification Regulations further provide that a change in the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments, which depends on all the facts and circumstances. The Modification Regulations provide in this respect a safe harbor under which a deferral of one or more scheduled payments within the safe harbor period, which is the lesser of 5 years or 50 percent of the original term of the instrument, is not a material deferral if the deferred payments are unconditionally payable no later than the end of the safe harbor period.

We believe that the exchange of an Existing Note for a New Note and a Warrant results in a change in yield that is a significant modification under the Modification Regulations. We also believe that the exchange of an Existing Note for a New Note and a Warrant results in a deferral of principal payments on the Existing Note which exceeds the safe harbor period and should be a significant modification under the Modification Regulations. Therefore, although the IRS could take a contrary position, we expect that the exchange of an Existing Note for a New Note and a Warrant pursuant to the Exchange Offer will result in a taxable exchange under the Code.

U.S. Holders are urged to consult with their tax advisors with respect to the application of the Code’s Modification Regulations to their particular circumstances.

Gain or Loss Recognition

Assuming the exchange of Existing Notes for New Notes and Warrants in the Exchange Offer does not qualify for treatment as a tax-free recapitalization and constitutes a significant modification under the Code’s Modification Regulations, a U.S. Holder would recognize gain or loss for U.S. Federal income tax purposes upon the exchange in an amount equal to the difference between (i) the “issue price” (see “Issue Price of the New Notes” below) of the New Note and the fair market value of the Warrant received in exchange for the Existing Note and (ii) the U.S. Holder’s adjusted tax basis in the Existing Note that is exchanged. A U.S. Holder’s adjusted tax basis in an Existing Note generally will equal, as applicable here to an original purchaser of the Existing Note who paid us at issuance of the Existing Note and certain warrants to acquire our common stock an amount equal to the stated principal amount of the Existing Note, the issue price allocated to the Existing Note as increased by any original issue discount previously taken into account by such U.S. Holder. Any such gain or loss recognized generally would be capital gain or loss, as any original purchaser of an Existing Note will have held it for more than one year on the date of the exchange. Non-corporate, U.S. Holders generally are subject to reduced rates of U.S. Federal income taxation on net long-term capital gains. Your basis in the New Note received will be equal to the issue price allocated to the New Note and your basis in the Warrant received will be equal to its fair market value. Your holding periods in the New Note and the Warrant will both begin on the day following the exchange.

Issue Price of the New Notes

Under the Code, the New Notes will be treated as debt instruments issued for property (i.e., the Existing Notes). Neither the Existing Notes nor the New Notes would be treated as publicly traded under the rules of the Code that would apply in determining the issue price of the New Notes. Thus, under those rules, the issue price of any New Note would be the “stated redemption price at maturity” of the New Note (see “Original Issue Discount” below), reduced by the amount of such issue price allocable to the Warrant received. Specifically, when a debt instrument (i.e., a New Note) and a security (i.e., a Warrant) are issued together as a unit (an “investment unit”), issue price is first determined as if the investment unit itself were a debt instrument, and then such issue price is allocated between the debt instrument and the property rights (in this case, the New Note and the Warrant) based on their relative fair market values. We will provide exchanging holders, upon request after a reasonable period of time following the exchange, with the allocation of the issue price of the investment unit. Our allocation is binding upon a holder unless such holder discloses on its tax return, for the year in which it acquired the investment unit, its determination of an allocation different from our allocation.

Original Issue Discount

It is expected that any New Note will be treated as issued with original issue discount within the meaning of the Code. For U.S. Federal income tax purposes, the excess of the “stated redemption price at maturity” of a New Note over its issue price constitutes original issue discount. A U.S. Holder (whether such holder is a cash or accrual basis taxpayer) will be required to include original issue discount in gross income as it accrues, in accordance with a constant yield to maturity method over the period the New Note is held (in addition to the inclusion of any qualified stated interest, as discussed below). The stated redemption price at maturity of a New Note generally will be equal to the sum of the principal amount of such New Note and all payments required to be made thereunder, other than payments of “qualified stated interest” (defined generally as stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Due to allocation of the issue price between the New Note and the Warrant, as discussed above, it is expected that the stated redemption price at maturity of the New Note will exceed the issue price allocated thereto, resulting in the New Note being issued with original issue discount.

Tax Treatment of the New Notes

Stated Interest

Payments of stated interest on a New Note should be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such holder’s method of accounting for U.S. Federal income tax purposes.

Adjustment of Conversion Rate

The terms of the New Notes allow for changes in the conversion rate of the New Notes into common stock in certain circumstances. A change in conversion rate may result in a taxable dividend to U.S. Holders, although such holders would not actually receive any cash or other property. A taxable dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to our shareholders. However, not all changes in the conversion rate will result in a taxable dividend to U.S. Holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

Exercise of Conversion Rights

A U.S. Holder of a New Note generally will not recognize gain or loss upon the conversion of a New Note into common stock, except with respect to any cash received in lieu of fractional shares. The holding period of the shares received upon conversion will include the period during which the New Note was held, and the U.S. Holder’s aggregate tax basis in the shares received upon conversion will be equal to such holder’s aggregate tax basis in the New Note at the time of conversion, less the portion allocable to any fractional share. A U.S. Holder of a New Note will generally recognize capital gain or loss for U.S. Federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of any cash received and the holder’s tax basis in such fractional share. This gain or loss should be capital gain or loss, and should be taxable as described below under “Disposition of the New Notes.”

Disposition of the New Notes

Except as set forth above under “Exercise of Conversion Rights,” upon a sale, exchange, retirement or other taxable disposition of a New Note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received (less any amount received in respect of accrued interest not previously included in income, which will be taxable as ordinary interest income) and (ii) the U.S. Holder’s adjusted tax basis in the New Note immediately before such sale, exchange, retirement or other taxable disposition (which will reflect any original issue discount previously included in income). Gain or loss recognized on the taxable disposition of a New Note will be capital gain or loss and will be long-term in nature if at the time of the taxable disposition the New Note has been held by the U.S. Holder for more than one (1) year. Under current law, long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation, with respect to taxable years beginning on or before December 31, 2010. The deductibility of capital losses is subject to limitations.

Tax Treatment of the Common Stock

Cash Distributions on Common Stock

If we make distributions of cash or other property (other than certain distributions of our own stock) on our common stock received by a U.S. Holder upon conversion of a New Note or exercise of a Warrant, the distributions generally will be treated as dividends to the U.S. Holder to the extent of our current or accumulated earnings and profits as determined under U.S. Federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the common stock on which the distribution was made, reducing such basis (but not below zero) by the amount of such tax-free distribution, and thereafter as gain from the sale or exchange of common stock.

Distributions treated as dividends as explained above that are received by a corporate U.S. Holder may be eligible for a dividends received deduction. Distributions treated as dividends as explained above that are received by a non-corporate U.S. Holder in taxable years beginning on or before December 31, 2010 may qualify for taxation at lower rates applicable to long-term capital gains, provided that certain holding period and other requirements are satisfied. Each holder should consult its own tax advisors regarding the applicability of either such special rule under such holder’s particular factual situation.

Disposition of Common Stock

Upon the sale, exchange, redemption (unless treated as a dividend under the Code) or other taxable disposition of our common stock acquired upon conversion of a New Note or exercise of a Warrant, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s tax basis in the common stock immediately before such sale, exchange, redemption or other taxable disposition. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one (1) year. The deductibility of capital losses is subject to limitations.

Tax Treatment of the Warrants

Exercise of Warrants

A U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Warrant. A U.S. Holder will have a tax basis in the common stock received upon exercise of a Warrant equal to the sum of (i) the U.S. Holder’s tax basis in the Warrant exercised and (ii) and the exercise price of the Warrant. A U.S. Holder generally will have a holding period in the common stock received upon exercise of a Warrant that commences on the date the Warrant was exercised.

Disposition of Warrants

Upon the sale, exchange or other taxable disposition of a Warrant, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s tax basis in the Warrant immediately before such sale, exchange or other taxable disposition. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such Warrant is more than one (1) year. The deductibility of capital losses is subject to limitations.

In the event a Warrant lapses unexercised, a U.S Holder will recognize a capital loss in an amount equal to its adjusted tax basis in the Warrant. Such capital loss will be long-term if the U.S. Holder’s holding period in respect of such Warrant was more than one (1) year at the time of lapse. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders of Existing Notes Who Do Not Participate in the Exchange Offer

The Exchange Offer will not be a taxable event for U.S. Federal income tax purposes for a Non-U.S. Holder of an Existing Note who does not exchange its Existing Note for a New Note and a Warrant pursuant to the Exchange Offer. Such holders of an Existing Note generally will recognize any income, gain or loss in respect of the Existing Note at the same time and in the same amounts as they would have recognized had the Exchange Offer not occurred.

Tax Consequences to Non-U.S. Holders of Existing Notes Who Participate in the Exchange Offer

Exchange Offer and Disposition of New Notes, Common Stock or Warrants

Subject to the discussion below concerning information reporting and backup withholding, gain realized by a Non-U.S. Holder on the exchange of its Existing Note for a New Note and a Warrant in the Exchange Offer and the sale, exchange or other taxable disposition of any New Note, common stock or Warrant will not be subject to U.S. Federal income or withholding tax unless the gain is “U.S. trade or business income” of the Non-U.S. Holder. Income is considered U.S. trade or business income of a Non-U.S. Holder if (i) such gain is “effectively connected” with a trade or business conducted by such Non-U.S. Holder in the United States and, if required by an applicable income tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. taxation on a net income basis, such income is attributable to a permanent establishment such Non-U.S. Holder maintains in the United States or (ii) in the case of an exchange of an Existing Note for a New Note and a Warrant in the Exchange Offer or a sale of a New Note, common stock or Warrant by a Non-U.S. Holder who is an individual, such individual was present in the United States for at least 183 days during the taxable year in which the gain is realized and other specified conditions are met.

Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder will generally be subject to regular U.S. Federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if a corporate Non-U.S. Holder recognizes effectively connected income, such Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Adjustment of Conversion Rate of New Note

The terms of the New Notes allow for changes in the conversion rate of the New Notes into common stock in certain circumstances. A change in conversion rate may result in a taxable dividend to Non-U.S. Holders, although such holders would not actually receive any cash or other property. A taxable dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or other property to our shareholders. However, not all changes in the conversion rate will result in a taxable dividend to Non-U.S.

Holders. For instance, a change in the conversion rate may occur in order to prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as taxable dividends.

Conversion of New Notes

A Non-U.S. Holder of a New Note generally will not recognize gain or loss upon the conversion of a New Note into common stock. The holding period of the shares received upon conversion will include the period during which the New Note was held, and the Non-U.S. Holder’s aggregate tax basis in the shares received upon conversion will be equal to such holder’s aggregate tax basis in the New Note at the time of conversion.

Exercise of Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Warrant. A Non-U.S. Holder will have a tax basis in the common stock received upon exercise of a Warrant equal to the sum of (i) the Non-U.S. Holder’s tax basis in the Warrant exercised and (ii) and the exercise price of the Warrant. A Non-U.S. Holder generally will have a holding period in the common stock received upon exercise of a Warrant that commences on the date the Warrant was exercised.

Interest and Original Issue Discount

In general, interest paid to and original issue discount accrued by a Non-U.S. Holder of a New Note will not be subject to any U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. Federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and original issue discount on a New Note may qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the New Note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) applicable certification requirements are met.

Interest paid to and original issue discount accrued by a Non-U.S. Holder or a New Note that constitutes U.S. trade or business income will be subject to U.S. Federal income tax on a net income basis at graduated rates in the same manner that a U.S. Holder is subject to tax and will be exempt from the U.S. withholding tax described below. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate, or, if applicable, a lower treaty rate. Interest and original issue discount of a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. Federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI or a successor form, as applicable, prior to the payment of the income. These forms generally must be updated periodically. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country.

Dividends on Common Stock

Distributions of cash or other property (other than certain distributions of our own stock) on our common stock, including deemed distributions, will generally be characterized as either taxable dividends, non-taxable return of a capital or as capital gain as more thoroughly described above under “Cash Distributions on Common Stock”. To the extent that any distribution is treated as a dividend, the Non-U.S. Holder generally will be subject to withholding of U.S. Federal income tax on actual or deemed dividend distributions at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisers on their entitlement to benefits under a relevant income tax treaty. A Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are U.S. trade or business income are generally subject to U.S. Federal income tax on a net income basis at graduated rates in the same manner that a U.S. Holder is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate, or, if applicable, a lower treaty rate. To claim an exemption from withholding because a dividend is U.S. trade or business income, a Non-U.S. Holder must satisfy applicable certification and other requirements.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting and backup withholding at the rate specified in the Code may apply to payments on a New Note or an Existing Note, dividends on common stock or proceeds from the sale or other disposition of an Existing Note, a New Note, common stock or a Warrant with respect to certain non-corporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to us a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. Federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

If you are a Non-U.S. Holder, you may be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payments on an Existing Note or New Note or dividends on our common stock, or proceeds of the sale or other disposition of an Existing Note, a New Note, common stock or a Warrant. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. Federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences of the Exchange Offer to Tri-S

Interest Deductions

Payments of stated interest with respect to the New Notes and Existing Notes and original issue discount with respect to the New Notes should generally be deductible by us in calculating our income subject to U.S. Federal income tax.

Discharge of Indebtedness Income

We will generally recognize discharge of indebtedness income for U.S. Federal income tax purposes as a result of the Exchange Offer if, and to the extent that, the outstanding balance (unpaid principal and any accrued but unpaid interest) of the Existing Notes surrendered by all holders in the Exchange Offer exceeds the issue price of any New Notes and the fair market value of any Warrants issued to the exchanging holders. However, such discharge of indebtedness income might be reduced or eliminated by certain judicial or statutory exceptions.

However, we have net operating losses for the current year and carryovers from prior years (and possibly future years) that may offset all or part of our discharge of indebtedness income, if any. However, our ability to use these carryovers may be subject to limitations, such as the limitation of the use of loss carryovers triggered by a significant change in ownership as discussed below. To the extent that available net operating loss carryovers are used to offset discharge of indebtedness income, they will be unavailable as a potential offset to future income.

NOL Limitations May Be Triggered

Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For this purpose, an ownership change occurs generally when there is a cumulative change of greater than 50% in a company’s stock ownership within a three (3) year period. The exchange contemplated in the Exchange Offer, the conversion of New Notes and the exercise of Warrants, as well as any future equity issuances and transactions among shareholders, separately or in the aggregate, may trigger an ownership change of Tri-S. If an ownership change occurs, it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. We are uncertain at this time whether the Exchange Offer contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

Other Jurisdictions

This discussion does not address the tax consequences of ownership of the Existing Notes, New Notes, common stock or Warrants by holders resident in countries other than the United States. Holders should consult their own tax advisors with respect to the tax considerations in the jurisdiction of their residence applicable to their individual circumstances.

OUR BUSINESS

Overview

Through our two direct, wholly-owned subsidiaries, Paragon Systems and Cornwall, we provide equipment and security services to various government agencies and the private sector. Our government customers include local, state and Federal government agencies. Our private sector customers include commercial customers, such as universities, public school systems, corporate complexes, hospitals, and residential customers, such as condominiums, high-end apartments and high-security homes.

We were incorporated in Georgia in October 2001 under the name “Diversified Security Corporation” and changed our name to “Tri-S Security Corporation” in August 2004. We were formed for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. Our acquisition strategy involves the acquisition and integration of complementary businesses in order to increase our scale within certain geographic areas and capture market share in the markets in which we operate and improve our profitability. We may pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain. During 2007, we did not pursue acquisitions as aggressively as in the past because we were focused on the integration of the companies previously acquired. In the future, we plan to resume our acquisition plan if opportunities are available.

We made our first acquisition on February 27, 2004, when we acquired all of the outstanding capital stock of Paragon Systems, a contract guard services and logistics provider. We made our second acquisition on October 18, 2005, when we acquired all of the outstanding capital stock of Cornwall, a provider of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to government and private sector customers in the Miami, Florida area. Cornwall has nine wholly-owned subsidiaries: International Monitoring, Inc.; Protection Technologies Corporation; Vanguard Security, Inc.; Armor Security, Inc.; Forestville Corporation; Vanguard of Broward County, Inc.; On Guard Security and Investigations, Inc., Guardsource Corp. and Virtual Guard Service, Inc.

In March 2006, Paragon Systems formed Southeastern Paragon (“SEP”), a joint venture between Paragon Systems and Southeastern Protective Services, Inc. SEP has been certified by the U.S. Small Business Administration (the “SBA”) as a small and disadvantaged business (an “8(a) firm”) and is therefore qualified to bid on security contracts specially designated for 8(a) firms. Paragon Systems owns 49% of SEP and is the manager of the SEP business.

In September 2007, Paragon Systems formed On Duty Patrol Services LLC (“ODPS”), a joint venture between Paragon Systems and On Duty Patrol Services, Inc. ODPS has been certified by the SBA as an 8(a) firm and is therefore qualified to bid on security contracts specially designated for 8(a) firms. Paragon Systems owns 49% of ODPS.

On February 8, 2005, pursuant to an Exchange and Recapitalization Agreement, we effected an exchange and recapitalization of our outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire our common stock. Pursuant to the Exchange and Recapitalization Agreement, all of our outstanding (i) common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was exchanged for an aggregate of 1,200,000 shares of common stock and (ii) rights to acquire our common stock were exchanged for rights to purchase an aggregate of 113,269 shares of common stock.

On February 9, 2005, we commenced an initial public offering of 1,800,000 units (plus up to additional 270,000 units upon the exercise of the underwriters’ over-allotment option), with each unit consisting of one share of common stock and a publicly-traded warrant to purchase one share of common stock, at an initial offering price per unit of $6.00. In connection with our initial public offering, our units commenced trading on the NASDAQ Capital Market under the symbol “TRISU” on February 9, 2005. Our initial public offering closed with respect to the initial 1,800,000 units on February 14, 2005 and with respect to the additional 270,000 units on March 17, 2005. Our units separated and ceased trading as units on April 9, 2005, and the common stock and publicly-traded warrants commenced trading on the NASDAQ Capital Market on April 11, 2005, under the symbols “TRIS” and “TRISW,” respectively.

Our principal executive offices are located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. Our telephone number at that address is (678) 808-1540.

Our Contract Guard Services Operations

Through Paragon Systems and Cornwall, we provide equipment and security services to various government agencies and the private sector. Our services include providing uniformed and armed guards for access control, plant security, personnel security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. We provide guards and other personnel who are, depending on the particular requirements of the customer, uniformed or plain-clothed, armed or unarmed, and who patrol in marked radio cars or stand duty on the premises at stationary posts. Our guards maintain contact with headquarters or supervisors via car radio or hand-held radios. In addition, our guards respond to emergency situations and report to appropriate authorities for fires, natural disasters, work accidents and medical crises.

In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training and supervising the guards deployed to the customers we serve, as well as paying all security guards and providing them with firearms, uniforms, fringe benefits, workers’ compensation insurance and any required bonding. We are responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations.

Paragon Systems

Paragon Systems was incorporated in 1987 in Alabama and has provided contract guard services to Federal government agencies since 1994. Initially, Paragon Systems was established as an engineering company to service contracts with the Federal government agencies and with the U.S. Army Missile Command in both space and defense related areas of business. Paragon Systems has participated in high level engineering projects for the U.S. Army, the National Aeronautics and Space Administration, other government agencies and local industry.

In 1991, Paragon Systems applied to be certified as an 8(a) firm by the SBA. In 1993, Paragon Systems was certified as an 8(a) firm and, in 1994, was awarded its first guard contract to provide security guard services for the U.S. Army Corps of Engineers. Since such time, Paragon Systems has obtained contracts with various other Federal government agencies and has developed contract guard security services as its core business. Paragon Systems’ certification as an 8(a) firm expired in September 2002, and its revenues from its security guard service business have grown to a level which makes it ineligible to qualify once again for certification as an 8(a) firm. Paragon Systems is now expanding its security guard service business by bidding on larger contracts than it was first awarded when certified as an 8(a) firm.

In 1994, Paragon Systems applied its engineering expertise and management skills to the security industry. Paragon Systems was awarded its first contract in 1994 to provide security services for the U.S. Army Corps of Engineers. Since such time, Paragon Systems has obtained contracts with various other Federal government agencies and has provided high-level, expert security services. Paragon Systems has, through the utilization of its systems engineering skills, developed contract guard security services as its core business. Paragon Systems no longer provides engineering services.

Through Paragon Systems and Southeastern Paragon, we employ approximately 2,450 persons in the course of providing contract guard services and maintain field offices located in Alabama, Kentucky, Maryland, Mississippi, Washington, Pennsylvania, New York, Louisiana, Oregon, California, South Carolina and Washington, DC. Paragon Systems moved its Huntsville, Alabama offices to Chantilly, Virginia in December 2005. A full staff supports the majority of field operations in the Chantilly, Virginia office, including human resources, accounting, payroll, quality control, logistics, computer services, training, and other supporting functions as needed. Accounts payable support is now managed in our principal executive offices in Alpharetta, Georgia.

The following table sets forth the number of our Federal government contracts serviced by Paragon Systems during the time periods and within the revenue ranges indicated:

Annual Revenues	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Less Than $1.0 Million per Contract	4	8	4
$1.0 to $3.0 Million per Contract	7	4	3
Greater than $3.0 Million per Contract	7	4	5

On December 31, 2007, 16 contracts were active. At December 31, 2007, SEP was serving 2 Federal contracts with aggregate annual contract revenue of approximately $5.6 million.

Cornwall

Our acquisition of Cornwall diversified our customer base and allowed us to enter the private sector of contract guard services, including commercial and residential outlets.

Cornwall offers comprehensive, manned security systems for commercial, residential and government outlets. Cornwall provides armed and unarmed uniformed security services to a variety of customers.

Cornwall was incorporated in 1980 and today employs approximately 1,400 employees in five offices throughout the Miami/Dade, Broward and Palm Beach counties of Florida. Each of Cornwall’s security professionals undergo extensive training, and many have prior military or government training.

Our Equity Interest in Army Fleet Support, LLC

Until May 2006, we owned, through Paragon Systems, a 10% equity interest in Army Fleet Support, LLC (“Army Fleet Support”) which provides all logistics support for U.S. Army aviation training at Fort Rucker, Alabama. In providing this support, Army Fleet Support provides personnel, management, material parts, supplies, transportation and equipment to perform aviation unit maintenance, aviation unit intermediate maintenance and approved depot maintenance.

During May 2006, we sold our 10% equity interest in Army Fleet Support for $10.8 million cash.

Sales and Marketing

Our sales and marketing approach is designed to develop business with respect to government and private sector customers. Sales promotions are managed through the offices of our subsidiaries, Paragon Systems and Cornwall, located in the Washington DC area and Miami/Palm Beach area, respectively. Our key marketing vehicles are our website, trade and industry media publications, email marketing, Federal government bulletin board sites on the Internet, word of mouth, customer referrals and potentially direct marketing.

Employees

As of June 30, 2008, we employed approximately 3,850 people, consisting of security guards, managerial and administrative employees. Our business is labor intensive and, as a result, is affected by the availability of qualified personnel and the cost of labor. Although the contract guard services industry is characterized by high turnover, we believe our experience compares favorably with that of the industry. We have not experienced any material difficulty in employing suitable numbers of qualified security guards, although when labor has been in short supply, we have been required to pay higher wages and incur overtime charges.

We believe that the quality of our security guards is essential to our ability to offer effective and reliable service, and we believe diligence in their selection and training produces the level of performance required to maintain customer satisfaction and internal growth. Our policy requires that all selected applicants for a security guard position with us undergo a detailed pre-employment interview and a background investigation covering such areas as employment, education, military service, medical history and, subject to applicable state laws and criminal record checks. Personnel are selected based upon physical fitness, maturity, experience, personality, stability and reliability. We treat all employees and applicants for employment without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation in all employment-related decisions. However, all Federal guard service contracts require that guards be a minimum of 21 years of age.

Our comprehensive training programs for our security guards include pre-assignment training, on-the-job assignment training and refresher training. Pre-assignment training explains the duties and powers of a guard, report preparation, emergency procedures, ethics and professionalism, grounds for discharge, general orders, uniforms and personal appearance, and basic post responsibilities. It also includes jurisdiction and legal responsibilities, use of force, arrest authority and procedures, search and seizure procedures, crime scene protection, rules of evidence, hostage situations, bomb threats and incidents, workplace violence, sabotage and espionage, terrorism/anti-terrorism and weapons of mass destruction. On-the-job assignment training covers specific duties as required by the post and job orders. Ongoing refresher training is given on an annual basis as the need arises as determined by the local area supervisor and manager or quality control personnel.

Unionized employees account for approximately 43% of our employees and work under collective bargaining agreements with the United Union of Security Guards, United Government Security Officers of America, United Federation of Special Police & Security Officers and the Security Police and Fire Professionals of America. These collective bargaining agreements do not permit work stoppages. Our relations with our employees have generally been satisfactory. Guards and other personnel supplied by us to its customers are our employees, even though they may be stationed regularly at the customer’s premises.

Insurance

We maintain all appropriate forms of insurance, including comprehensive general liability, performance and crime bonding, professional liability and automobile coverage. Special coverage is sometimes added in response to unique customer requirements. We also maintain compliance with all state workers’ compensation laws. A certificate of insurance, which meets individual contract specifications, is made available to every customer.

Customers

Since our acquisition of Cornwall, we have provided our contract guard services to customers in 13 states and Washington, DC. We provide contract guard services for the following Federal government agencies: (i) the Department of Homeland Security; (ii) the Social Security Administration; (iii) the Army Corps of Engineers; (iv) the U.S. Coast Guard; (v) the National Park Service; and (vi) the Department of Defense. We also provide contract guard services to the following state and local government agencies and private sector organizations: (a) Miami/Dade local government (municipal government); (b) Florida Department of Transportation; (c) Exxon Mobile; and (d) The University of Miami.

Our typical customer contract may provide for an hourly or monthly billing rate used for all security guards at a site or variable hourly billing rates for different guards. Our contracts are usually multi-year contracts with renewal options. For the year ended December 31, 2007, 6 contracts represented more than 48% of our revenues as follows:

GSA (Miami/Dade County)	14%
Social Security Administration (“SSA”) (Baltimore)	13%
Department of Homeland Security (“DHS”)—Washington, DC	8%
GSA (Kentucky)	5%
SSA Metro West Complex (Baltimore)	4%
GSA (Alabama)	4%

Competition in Contract Guard Services

The contract guard services segment of the security industry is highly competitive but fragmented. Contract guard services generally compete with each other on price and the quality of service provided; the scope of the services performed; name recognition; the extent and quality of the guard supervision, recruiting, selection and training; and the ability to handle multiple worksites nationwide.

In the bidding process for our Federal government contracts, there may be 30 bidders or more. However, typically only 5 or 6 bidders have the technical qualifications as established by the government agency’s request for proposal. In the bidding process for our private sector contracts, there are typically five to seven other bidders. In each bidding process, we compete primarily on price, the quality of our service and our history of providing contract guard services in the southeastern portion of the United States for over a decade.

Our largest competitors in the contract guard services market include contract security service providers such as Coastal International Security and Wackenhut/Alletug, Securitas and Allied Barton. These competitors are much larger than we are and have significantly greater resources with which to target our markets, including name recognition. The guard industry also contains a large number of smaller regional and local security service providers in the United States, in addition to those listed above which also directly compete with us, including Alpha Protective Services, Inter-Con Security, Knight Protective Services, Inc., US Security Associates, MVM, Akal Security, and Security Consultants Group.

We believe that we have highly skilled accounting and cost management personnel and an excellent reputation for providing services to our customers on time and within budget. These competitive advantages contribute to our ability to obtain contracts through the competitive bidding process and negotiated contracting. Another competitive advantage is our capability to leverage our field offices in conjunction with our two management offices and one corporate headquarters to maximize efficiency throughout our operations.

Because of the contract guard services industry’s low barriers to entry, competitors easily enter the industry. Furthermore, traditional guard companies will increasingly compete with the electronics side of the security industry, as customers increase their level of automation and replace guards with more sophisticated electronic hardware.

Government Regulation

We are subject to city, county and state firearm and occupational licensing laws that apply to security guards and private investigators. In addition, many states have laws or regulations requiring training and registration of security guards, regulating the use of badges and uniforms, prescribing the use of identification cards or badges, and imposing minimum bond, surety or insurance standards. We may be subjected to penalties or fines as the result of licensing irregularities or the misconduct of one of our guards from time to time in the ordinary course of our business.

We are also subject to certain Federal regulations, including regulations concerning the use and distribution of firearms. Violations of these regulations may result in criminal penalties. Furthermore, we are subject to Federal laws and regulations relating to the formation, administration and performance of Federal government contracts, including the Federal Acquisition Regulations and supplemental GSA regulations, the Truth in Negotiations Act and the Cost Accounting Standards.

The Security Industry

The security industry encompasses a variety of high-tech and low-tech products and services. The service segment of the security industry includes contract guard services, armored car services, executive protection, fire suppression, alarm monitoring, closed circuit television (“CCTV”), access control, biometric, home automation and system integration services.

The global security industry has grown largely due to an increasing fear of crime and terrorism. In the United States, the demand for security-related products and central station monitoring services also has grown steadily. We believe that there is continued heightened attention to and demand for security due to the events of September 11, 2001 and the ensuing threat, or perceived threat, of criminal and terrorist activities.

Despite the size and prospects for growth of the services segment of the security industry, the services segment, including the contract guard services and system integration services, remains highly fragmented. We believe this high degree of fragmentation in the security industry makes it a prime candidate for future consolidation.

Contract Guard Service

The contract guard services segment of the security industry includes security and patrol services, as well as various types of investigation services, including background, undercover, insurance claims and financial fraud. Contract guard services are provided under contracts in which the guard company agrees to recruit, hire, train, supervise, schedule and pay security guards deployed to certain specified sites, as well as to provide firearms, uniforms and equipment. Typical functions for security guards include patrolling the premises, checking identification for access control, staffing a security control center, monitoring activities on CCTV, and responding to emergency requests for assistance. Contract guard services are customarily charged to the customer at an hourly or monthly rate (which can be fixed or variable). A contract guard company’s profit is based on the “spread” of the hourly or monthly rate over the cost of the guard.

Demand for guard services is dependent upon a number of factors, including demographic trends, general economic variables such as growth in the gross domestic product, unemployment rates, consumer spending levels, perceived and actual crime rates, government legislation, terrorism sensitivity, war/external conflicts and technology.

Our Strategy

Operations

Our objective is to increase our revenues, profitability and market position, while maintaining the highest level of service to our customers. The key elements of our operations strategy include the following:

•	managing personnel costs by minimizing turnover through effective recruitment, training and supervision of guards;

•	retaining existing customers and engaging new customers by servicing clients with the highest degree of integrity and responsiveness;

•	developing cost-effective solutions for the security needs of our customers;

•	capitalizing on the growing trend among businesses and Federal government agencies to outsource non-core functions such as security officer services; and

•	developing our consolidated operating infrastructure for all acquired companies’ accounts payable to leverage larger company efficiencies.

Federal Government Contracts

Typically, a service provider is awarded a multi-year contract through a Federal government facility with renewal options each year of the contract in order to comport with Congressional funding as well as performance reviews. With our standard Federal government contracts, we are awarded a multi-year contract, an extension for each of the subsequent years of the contract and the opportunity to bid for the overall contract renewal.

A significant number of our current contracts for contract guard services were awarded by the Federal government through a competitive bid process. We intend to grow our business by obtaining new Federal government contracts through the competitive bidding process and by providing additional services under our current Federal government contracts.

The Federal government awards substantially all contracts for contract guard services through a competitive bidding process; however, certain agencies permit negotiated contracting through the GSA. Contracts awarded through a competitive bidding process generally have lower profit margins than negotiated contracts because in a competitive bidding process bidders compete predominantly on price. The Federal government is the largest procurer of products and services in the world, and the Federal contract market provides significant business opportunities for contract guard service providers approved to contract with the Federal government.

We have hired full-time employees to provide business development and marketing services for us. These job responsibilities focus on identifying new contract opportunities with Federal government agencies and preparing and submitting bids for such contracts.

We currently have bids outstanding on Federal government contracts for contract guard services valued at an aggregate amount of over $345 million over the next five-years. In addition, we have been solicited to bid on contracts valued at an aggregate amount of approximately $267 million over the next five years. Our ability to bid on larger contracts is constrained because we do not currently have sufficient capital to cover the substantial start-up costs we would incur if awarded a significant number of contracts with higher values.

Private Sector Contracts

Private sector contracts are awarded through a competitive bidding process and through a negotiating process. Unlike the Federal government contracts, the terms of private sector contracts can vary based on individual client situations. Price is not the only key element in winning contracts with this market segment. Other elements such as service quality, responsiveness and various peripheral offerings other than traditional guard services come into consideration. We believe that the private sector represents our largest growth potential.

The private sector customers, however, generally do not obtain contract guard services through a competitive bid process, but privately negotiate contracts for such services, resulting in contracts with higher profit margins because price is not always the primary basis for competition. The private sector provides an opportunity for contract guard service providers to grow through acquisitions.

As a result of our acquisition of Cornwall, we obtained a number of contracts for commercial and residential customers. We intend to expand our business in the private sector by bidding and negotiating contracts for guard services for commercial and residential customers.

We have dedicated employees to provide business development and proposal submissions for us. Job responsibilities of these individuals focus on identifying new bidding opportunities, bid proposal development and competitive negotiations.

We intend to continually bid on private sector contracts for guard services.

Acquisitions

We intend to develop and expand our business by selectively pursuing acquisition opportunities in the contract guard services and system integration services segments of the security industry. We intend to target for acquisition existing companies with established reputations for quality customer service.

In the contract guard services market, we seek to acquire organizations which provide contract guard services to the private sector. We are also looking to acquire organizations which provide contract guard services to the private sector, including residential and commercial facilities, and which have contracts with higher profit margins than our current Federal government contracts. Although we intend our initial acquisition activities to be concentrated in the Southeast, Midwest and Atlantic coastal portions of the United States, we have not placed any geographic restrictions on our future acquisition strategy. We believe we will have significantly more acquisition possibilities in the private sector than in the Federal government sector.

We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

Because the security industry is still very highly fragmented, we believe there will be no lack of opportunities for acquiring the type of companies that are the focus of our planned acquisition efforts. Both industry segments are marked by concentration by several of the well known larger providers of security services, such as Allied Barton, Securitas Security Services USA and Rentokil Initial plc. While there is concentration among the larger providers, we believe there remains a number of quality, sizable regional and local providers that are available for acquisition.

THE EXCHANGE OFFER

Introduction

We are offering, upon the terms and subject to the conditions set forth in the Offer Materials, to exchange all of the outstanding $7,665,000 in aggregate principal amount of Existing Notes validly tendered for New Notes plus Warrants. Except as otherwise provided in the Offer Materials, the Exchange Offer is being extended to all Existing Noteholders. The New Securities issued in the Exchange Offer will constitute full satisfaction of the principal amount of the Existing Notes that are tendered and accepted in the Exchange Offer.

For a summary of the material terms of the New Securities, see “Description of the New Notes,” “Description of the Warrants” and “Description of Capital Stock.”

Terms of the Exchange Offer

If you tender your Existing Notes in the Exchange Offer, then you will receive: (i) a New Note in principal amount equal to the principal amount of your tendered Existing Notes plus (ii) a Warrant to purchase a number of shares of our common stock equal to 18.23% of the number of shares of our common stock issuable upon the conversion of your New Note.

The New Notes accrue interest at a rate of 14% per annum on their principal amount from their issue date and mature on the second anniversary of their issue date. Upon issuance, the New Notes are immediately convertible into shares of our common stock at the option of the holder at a conversion price equal to the greater of: (i) $1.75 per share and (ii) the sum of the consolidated closing bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market plus $0.125. See “Description of the New Notes.”

The Warrants are immediately exercisable upon issuance for a five-year period into shares of our common stock at the option of the holder at an exercise price equal to the greater of: (i) the average of the daily VWAP of our common stock for each of the five (5) consecutive trading days occurring immediately prior to (but not including) the Expiration Date and (ii) the consolidated closing bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market. The VWAP on any date is the volume weighted average price of our common stock for such date on the NASDAQ Stock Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Daylight time to 4:02 p.m. Eastern Daylight time). See “Description of the Warrants.”

Conditions

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange Existing Notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer and may postpone the acceptance for exchange of Existing Notes so tendered on or prior to the Expiration Date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the Expiration Date:

•	at least 85% of the outstanding aggregate principal amount of the Existing Notes has not been validly tendered;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•

an action shall have been taken by, or any consent or approval shall have not been received from, any governmental, regulatory or administrative agency, authority or tribunal, which might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer;

•

there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer; or

•

there shall have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets; any suspension or limitation of trading of any securities of Tri-S on any securities exchange or in the over-the-counter market; any significant change in the market price of our common stock; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other even that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens; or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Exchange Offer are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date for the Exchange Offer is 5:00 p.m., Eastern Daylight time, on October 31, 2008, unless the period for the Exchange Offer is extended, in which case the Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

To extend the Expiration Date, we will notify the Existing Noteholders by means of a press release or other public announcement before 9:00 a.m., Eastern Daylight time, on or prior to the next business day after the previously scheduled Expiration Date. Any such announcement may state that we are extending the Exchange Offer for a specified period of time.

We reserve the right, in our sole discretion, to (i) delay acceptance of any Existing Notes, (ii) extend the Exchange Offer, (iii) terminate the Exchange Offer or (iv) amend the Exchange Offer. If the Exchange Offer is amended in a manner determined by us to constitute a material change, then we will promptly disclose such amendment in a manner reasonably calculated to inform the Existing Noteholders of such amendment.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To participate in the Exchange Offer, you must complete, sign and date the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, including guaranteeing the signatures to the Letter of Transmittal, if required, and mail or otherwise deliver the Letter of Transmittal or, a manually executed facsimile thereof, and all other documents required by the Letter of Transmittal, including your original Existing Notes, to us for receipt before the Expiration Date.

The Letter of Transmittal, with any required signature guarantees, your original Existing Notes and any other required documents must be delivered to and received by us before the Expiration Date. Your Existing Notes will not be deemed to have been tendered until the Letter of Transmittal, with signature guarantees, if any, your original Existing Notes and all other documents required by the Letter of Transmittal are received by us.

The method of delivery to us of the Letter of Transmittal, original Existing Notes and all other required documents is at the election and risk of the Existing Noteholder. If delivery is by mail, registered mail, with return receipt requested and properly insured, is recommended. Instead of delivery by mail, it is recommended that the Existing Noteholder use an overnight or hand-delivery service. In all cases, sufficient time should be allowed to assure delivery to and receipt by us before the Expiration Date. Do not send the Letter of Transmittal or original Existing Notes to anyone other than us.

Delivery of original Existing Notes, the Letter of Transmittal and all other required documents should be made to us at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, Attention: Nicolas V. Chater, Chief Financial Officer.

There are no guaranteed delivery provisions provided for by us in conjunction with the Exchange Offer. Existing Noteholders must tender their Existing Notes in accordance with the procedures set forth in this section.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Association, a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution (each an “Eligible Institution”) within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Existing Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Existing Notes will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Existing Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as we shall determine. Neither us nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by us that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by us, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Effect of Tender

Any valid tender by an Existing Noteholder of Existing Notes that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of this Offer to Exchange and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering Existing Noteholder of Existing Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Existing Notes pursuant to the Exchange Offer, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Release of Legal Claims by Tendering Existing Noteholders

By tendering your Existing Notes in the Exchange Offer, effective upon our acceptance of your tendered Existing Notes, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of, are based upon or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes so tendered, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) us and our subsidiaries, affiliates and shareholders and (ii) our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, whether current or former, as well as those of our subsidiaries, affiliates and shareholders.

Payment of Accrued Interest on the Tendered Existing Notes

If the Exchange Offer is completed, then we will pay to the Existing Noteholders who participate in the Exchange Offer all unpaid interest accrued on their tendered Existing Notes through the exchange date.

Acceptance of Existing Notes for Exchange; Delivery of New Securities

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Notes properly tendered will be accepted promptly after the Expiration Date, and the New Securities will be issued promptly after acceptance of the Existing Notes. See the section titled “The Exchange Offer—Conditions.” For purposes of the Exchange Offer, the Existing Notes shall be deemed to have been accepted as validly tendered for exchange when we determine that all of the conditions to the Exchange Offer have been satisfied or waived by us.

If any validly tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, including if Existing Notes are validly withdrawn, such Existing Notes will be returned without expense to the tendering Existing Noteholder by us promptly after the expiration or termination of the Exchange Offer.

Withdrawal of Tenders

Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., Eastern Daylight time, on the Expiration Date.

For a withdrawal of a tender of Existing Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by us before the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person that tendered the Existing Notes to be withdrawn;

•	contain the description of the Existing Notes to be withdrawn and the aggregate principal amount represented by such Existing Notes; and

•

be signed by the holder of such Existing Notes in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees), if any.

If the Existing Notes to be withdrawn have been delivered or otherwise identified to us, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected.

The method of notification is at the risk and election of the Existing Noteholder and must be timely received by us. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by us. All signatures on a notice of withdrawal must be guaranteed in the manner described above. Notice of withdrawal of tender of Existing Notes must be delivered to us at our executive offices at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022 or sent by facsimile to us at (678) 808-1544, in each case, Attention: Nicolas V. Chater, Chief Financial Officer.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by us and our determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following the procedures described under “The Exchange Offer—Procedures for Tendering Existing Notes” at any time on or prior to the Expiration Date.

Use of Tendered Existing Notes

All Existing Notes that are properly tendered and not withdrawn in the Exchange Offer and accepted by us will be retired and cancelled.

U.S. Securities Law Considerations

The New Securities and the shares of our common stock issuable upon conversion or exercise of the New Securities have not been and will not be registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. We have no obligation or intention of registering the New Securities or such shares under the Securities Act.

The Existing Notes were issued in a private placement offering to accredited investors, in reliance on the exemption from registration provided under Rule 506 of Regulation D. The New Securities will also be issued without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D. Therefore, the New Securities and the shares of our common stock issuable upon conversion or exercise of the New Securities will be considered restricted securities under Rule 144. Accordingly, the shares of our common stock issuable upon conversion or exercise of the New Notes or Warrants may be resold only subject to Rule 144 or another applicable exemption under the Securities Act.

Notwithstanding anything in the Offer to Exchange to the contrary, the Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of Excising Notes in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expenses

We will bear the expenses of the Exchange Offer. Tendering Existing Noteholders will not be required to pay any expenses of soliciting tenders in the Exchange Offer. If, however, a tendering Existing Noteholder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Solicitation and Advisory Services

We will distribute the Offer to Exchange and the other Offer Materials to the Existing Noteholders by first class mail. Solicitation of tenders of the Existing Notes may be made by telephone, facsimile or in person by our officers and regular employees who will not be paid additional compensation for these services.

We have engaged an agent who is a registered representative and who assisted us with the original placement of the Existing Notes to assist us in effecting the Exchange Offer. This agent may solicit the tender of Existing Notes from Existing Noteholders by telephone, facsimile or in person and may make recommendations to the Existing Noteholders regarding the advisability of participating in the Exchange Offer. We anticipate that we will issue to this agent upon completion of the Exchange Offer warrants exercisable for 8.5 years to purchase an aggregate of up to 65,000 shares of our common stock at an exercise price of $2.33 per share.

In addition, we have engaged Cappello Capital Corp. (“Cappello”) and Gilford Securities Incorporated (“Gilford”) to serve as our financial advisors. We have engaged Cappello and Gilford to provide us with broad strategic advisory services, including services in connection with the Exchange Offer. In exchange for their services, we will issue to each of Cappello and Gilford a warrant exercisable for 8.5 years to purchase 210,164 shares of our common stock at an exercise price of $2.33 per share, as well as pay them certain fees in connection with the specific services provided by them. With respect to the Exchange Offer, we will pay Cappello and Gilford an aggregate fee equal to 5.6% of the principal amount of the Existing Notes tendered and accepted by us. We will also reimburse Gilford and Cappello for their reasonable out-of-pocket expenses incurred in connection with the Exchange Offer and other advisory services provided by them and provide them with customary indemnification. Gilford and Cappello may solicit the tender of Existing Notes from Existing Noteholders by telephone, facsimile, email or in person but neither Gilford nor Cappello will make recommendations to the Existing Noteholders regarding the advisability of participating in the Exchange Offer.

Delivery of Letter of Transmittal; Questions

All Letters of Transmittal and correspondence in connection with the Exchange Offer should be sent or delivered by Existing Noteholders to us at our executive offices located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, Attention: Nicolas V. Chater, Chief Financial Officer. Questions concerning tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal also should be directed to us at (678) 808-1540.

DESCRIPTION OF THE NEW NOTES

General

Subject to the terms and conditions of the Exchange Offer, Existing Noteholders who tender their Existing Notes will receive New Notes in principal amount equal to the principal amount of the tendered Existing Notes plus Warrants. The following summary describes the material terms of the New Notes. A sample form of the New Note which we will issue in the Exchange Offer is filed as an Exhibit to our Tender Offer Statement on Schedule TO relating to the Exchange Offer which we have filed with the SEC (as may be amended, the “Schedule TO”). The following summary does not restate every provision of the New Notes. Accordingly, we urge you to read the sample form of New Note carefully and in its entirety. The sample form of New Note is being delivered to Existing Noteholders along with the other Offer Materials.

Form of New Notes

The New Notes we will issue in the Exchange Offer will be in the form of the sample form of New Note which is filed as an Exhibit to the Schedule TO. Each New Note will be executed on our behalf by the manual or facsimile signature of our present or any future Chief Executive Officer or Chief Financial Officer. The issue date of the New Notes will be the exchange date. We will deliver an executed New Note to each Existing Noteholder whose Existing Notes are accepted for tender in the Exchange Offer.

Upon receipt by us of evidence reasonably satisfactory to us of the loss, theft, destruction or mutilation of a New Note, and in case of loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to us, and upon surrender and cancellation of the New Note, if mutilated, we will make and deliver a replacement New Note of like tenor and dated as of such cancellation.

Interest and Maturity

The New Notes accrue interest at the rate of 14% per annum on the principal amount from the issue date. Accrued interest is payable monthly on the last trading day of each month, commencing with the month after issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. All payments made in respect of the New Notes will be applied first to accrued interest and thereafter to principal. The principal amount of the New Notes and all unpaid interest accrued thereon is payable no later than the third anniversary of the issue date.

Prepayment

At any time, and from time to time, on or after the issue date, we may prepay without penalty some or all of the outstanding principal amount of the New Notes upon not less than thirty (30) days’ prior written notice of prepayment given to holders of the New Notes to be prepaid.

Security; Ranking

The New Notes will be unsecured and will rank pari passu to all of our present and future unsecured indebtedness. The New Notes will be effectively subordinated to our present and future secured indebtedness to the extent of the value of any security underlying such indebtedness. As of June 30, 2008, we had approximately $29.9 million of secured indebtedness under our credit facility and owed approximately $7.6 million to Existing Noteholders. The New Notes will not restrict our incurrence of any indebtedness, including secured indebtedness.

Conversion

A holder of New Notes may elect to convert all, but not less than all, of the outstanding principal amount of the New Notes into shares of our common stock at any time after the issue date through the date of maturity. The conversion price for the New Notes is the greater of: (i) $1.75 per share and (ii) the sum of the closing consolidated bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market plus $0.125. For example, if the Expiration Date was October 10, 2008, then the conversion price of the New Notes would be $1.75 per share.

The conversion price of the New Notes is subject to anti-dilution adjustments in the event that we pay a stock dividend or a distribution on the outstanding shares of our common stock, subdivide the outstanding shares of our common stock into a larger number of shares, combine the outstanding shares of our common stock into a smaller number of shares or issue any shares of our capital stock in reclassification of our common stock. If the shares of our common stock are ever converted into a greater or lesser number of shares of another corporation or entity through a merger or similar transaction, a proportionate adjustment shall be made to the conversion price of the New Notes to account for such change. We will promptly notify each holder in writing following the occurrence of any event which requires an adjustment to the conversion price of the New Notes.

To convert a New Note, a holder must surrender to us: (i) the original New Note to be converted; and (ii) a duly completed and executed notice of conversion, in the form annexed to the New Note, of the holder’s election to convert the New Note.

We will not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any conversion of a New Note. Our delivery to the holder of the number of shares of our common stock into which the New Note is convertible will satisfy our obligation to pay the principal amount of the New Note.

Fractional Shares

No fractional shares of our common stock will be issued upon conversion of the New Notes. If any fraction of a share of our common stock would otherwise be issuable upon conversion of a New Note, in lieu of such fractional share we will round-up to the next whole number the number of shares of our common stock to be issued upon such conversion.

Beneficial Ownership Limitation

No New Note may be converted if, upon such conversion, the number of shares of our common stock to be issued upon to such conversion plus the number of shares of our common stock then-beneficially owned by the holder would exceed 9.99% of the number of shares of our common stock then issued and outstanding. Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

Transfer Restrictions; Legends

The Exchange Offer is being extended to you in reliance on the exemption from registration provided under Rule 506 of Regulation D. As a result, the New Notes and the shares of our common stock issuable upon conversion of the New Notes will be considered restricted securities under Rule 144. Accordingly, the New Notes and the shares of our common stock issuable upon conversion of the New Notes may be transferred by the holder only pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act and, with respect to the New Notes, pursuant to the applicable provisions of the New Notes. Pursuant to their terms, the New Notes may not be transferred, sold, pledged or hypothecated by the holder. Any attempted transfer sale, pledge or hypothecation of a New Note shall be void and of no effect.

The New Notes will bear a restrictive legend as appears on the sample form of New Note. Any shares of our common stock issued upon conversion of the New Notes will also bear a similar restrictive legend, unless at the time of the conversion, we waive this requirement on the advice of legal counsel or we receive from the holder thereof a legal opinion reasonably acceptable to us that such restrictive legend is not required.

Stock Certificates

No later than five trading days after the conversion of a New Note, we will issue to the holder of the converted New Note a certificate or certificates for the number of shares of our common stock to which the holder is entitled. The certificates representing the shares of our common stock issuable upon the conversion of the New Notes will be delivered to the holder of the converted New Note by us at our expense (other than the payment by us of any transfer tax or charge in connection with the issuance of securities).

If a New Note is surrendered for exercise within any period during which the transfer books for shares of our common stock or other securities purchasable upon the exercise of the New Notes are closed for any purpose, then we will not be required to make delivery of certificates for the securities purchasable upon such conversion until the date of the reopening of those transfer books.

No Rights as Shareholders

A New Note will not entitle any holder to any rights as a shareholder of Tri-S prior to the conversion of the New Note. Conversion of a New Note will be deemed effected as of the close of business on the date the completed conversion notice and the original New Note are delivered to us. The holder will be deemed to have become the holder of record of the shares of our common stock issuable pursuant to the conversion notice on such date.

Governing Law

The Warrants are governed by and construed in all respects in accordance with the laws of the State of Georgia, without regard to conflict of laws principles.

DESCRIPTION OF THE WARRANTS

General

Subject to the terms and conditions of the Exchange Offer, Existing Noteholders who tender their Existing Notes will receive Warrants to purchase shares of our common stock. Each Warrant issued will be exercisable to purchase a number of shares of our common stock equal to 18.23% of the number of shares of our common stock issuable upon conversion of the associated New Note.

The following summary describes the material terms of the Warrants. A sample form of the Warrant which we will issue in the Exchange Offer is filed as an Exhibit to the Schedule TO. We urge you to read the sample form carefully and in its entirety. The sample form of Warrant is being delivered to Existing Noteholders along with the other Offer Materials.

Form of Warrants

The Warrants we will issue in the Exchange Offer will be in the form of the sample form of Warrant which is filed as an Exhibit to the Schedule TO. Each Warrant will be executed on our behalf by the manual or facsimile signature of our present or any future Chief Executive Officer or Chief Financial Officer. The issue date of the Warrants will be the exchange date. We will deliver an executed Warrant to each Existing Noteholder whose Existing Notes are accepted for tender in the Exchange Offer.

Upon receipt by us of evidence reasonably satisfactory to us of the loss, theft, destruction or mutilation of a Warrant, and in case of loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to us, and upon surrender and cancellation of the Warrant, if mutilated, we will make and deliver a replacement Warrant of like tenor and dated as of such cancellation.

Exercise of the Warrants

The Warrants will be exercisable in whole or in part, at any time or from time to time during the five-year period after the issue date and ending at 5:00 p.m., Atlanta, Georgia time, on the fifth anniversary of the issue date. The Warrants will expire and will no longer be exercisable after 5:00 p.m., Atlanta, Georgia time, on the fifth anniversary of the issue date.

The exercise price of the Warrants is the greater of: (i) the average daily VWAP of our common stock for each of the five (5) consecutive trading days occurring immediately prior to (but not including) the Expiration Date and (ii) the consolidated closing bid price per share of our common stock on the Expiration Date as reported by the NASDAQ Stock Market. The VWAP on any date is the volume weighted average price of our common stock for such date on the NASDAQ Stock Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Daylight time to 4:02 p.m. Eastern Daylight time). By way of example, if the Expiration Date was October 10, 2008, then the exercise price of the Warrants would be $0.86 per share.

The exercise price of the Warrants will be subject to anti-dilution adjustments in the event that we pay a stock dividend or a distribution on the outstanding shares of our common stock, subdivide the outstanding shares of our common stock into a larger number of shares, combine the outstanding shares of our common stock into a smaller number of shares or issue any shares of our capital stock in reclassification of our common stock. If the shares of our common stock are ever converted into a greater or lesser number of shares of another corporation or entity through a merger or similar transaction, a proportionate adjustment will be made to the exercise price of the Warrants to account for such change. We will promptly notify each holder in writing following the occurrence of any event which requires an adjustment to the exercise price.

A Warrant may be exercised by the surrender to us of: (i) the Warrant to be exercised; (ii) a duly completed and executed written notice, in the form annexed to the Warrant, of the holder’s election to exercise the Warrant; and (iii) payment of the exercise price with respect to the shares of our common stock to be purchased. Payment for the purchased shares may be made, at the option of the holder, by cash, money order, certified or bank cashier’s check payable to our order or wire transfer to an account designated by us.

Fractional Shares

No fractional shares of our common stock will be issued upon exercise of the Warrants. If any fraction of a share of our common stock would otherwise be issuable upon exercise of a Warrant, in lieu of such fractional share we will round-up to the next whole number the number of shares of our common stock to be issued upon such exercise.

Beneficial Ownership Limitations

No Warrant or any portion thereof may be exercised if, upon such exercise, the number of shares of our common stock to be issued upon such exercise plus the number of shares of our common stock then-beneficially owned by the holder would exceed 9.99% of the number of shares of our common stock then issued and outstanding. Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

Transfer Restrictions; Legends

The Exchange Offer is being extended to you in reliance on the exemption from registration provided under Rule 506 of Regulation D. As a result, the Warrants and the shares of our common stock issuable upon exercise of the Warrants will be considered restricted securities under Rule 144. Accordingly, the Warrants and the shares of our common stock issuable upon exercise of the Warrants may be transferred by the holder only pursuant to Rule 144 or another applicable exemption from the registration requirements of the Securities Act and, with respect to the Warrants, pursuant to the applicable provisions of the Warrants.

We will maintain a register for the Warrants at our executive offices located at Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022. We will register the Warrants issued in the Exchange Offer initially in the names of the Existing Noteholders whose Existing Notes are accepted for tender in the Exchange Offer. We will be entitled to treat the registered holder of any Warrant as the owner in fact thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

We will also maintain at our executive offices books for the registration of transfers of the Warrants. A Warrant may only be transferred to a purchaser pursuant to an applicable exemption from registration requirements of the Securities Act and upon surrender of the Warrant to us together with: (i) a written assignment of the Warrant, substantially in the form of the assignment annexed to the Warrant, duly executed by the holder of the Warrant or its duly authorized agent or attorney-in-fact, with signatures guaranteed by a bank or trust company or a broker or dealer registered with the Financial Industry Regulatory Authority, and funds sufficient to pay any transfer taxes payable upon such transfer; and (ii) an investment representation letter, in form and substance acceptable to us, executed by the assignee or assignees of the Warrant.

Upon transfer of a Warrant in accordance with its terms and pursuant to an exemption from the registration requirements of the Securities Act, we will execute and deliver to the assignee or assignees a new Warrant or Warrants of like tenor representing in the aggregate the right to purchase the same number of shares of our common stock in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and the surrendered Warrant shall promptly be canceled. We will not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer or exercise of a Warrant.

The Warrants will bear the restrictive legend which appears on the sample form of Warrant. Any shares of our common stock issued upon the conversion of the Warrants will also bear the same restrictive legend.

Stock Certificates

Promptly after the exercise of a Warrant and the payment of the exercise price, we will issue a certificate or certificates for the number of shares of our common stock to which the holder of the exercised Warrant is entitled, and (if applicable) a new Warrant representing the unexercised shares. The certificates representing the shares of our common stock issuable upon the exercise of the Warrants or the new Warrant (in the event of a partial exercise) will be delivered to the holder of the exercised Warrant by us at our expense (other than the payment by us of any transfer tax or charge in connection with the issuance of securities) as promptly as practicable and, in any event, no later than five (5) days after the exercise of the Warrant.

If a Warrant is surrendered for exercise within any period during which the transfer books for shares of our common stock or other securities purchasable upon the exercise of the Warrants are closed for any purpose, then we will not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of those transfer books.

No Rights as Shareholders

The Warrant will not entitle any holder to any rights as a shareholder of Tri-S prior to the exercise of the Warrant and issuance of shares of our common stock upon such exercise.

Governing Law

The Warrants are governed by and construed in all respects in accordance with the laws of the State of Georgia, without regard to conflict of laws principles.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to and qualified by reference to our amended and restated articles of incorporation and bylaws and applicable provisions of Georgia law. For a more complete description of our capital stock, you should carefully review the detailed provisions of applicable Georgia law and our amended and restated articles of incorporation and bylaws. We will send you a copy of our articles of incorporation and bylaws without charge at your request.

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,000,000 shares have been designated as Series A Convertible Preferred Stock, 250,000 shares have been designated as Series B Convertible Preferred Stock, 100 shares have been designated as Series C Redeemable Preferred Stock, and 100 shares have been designated as Series D Redeemable Preferred Stock.

As of June 30, 2008, there were issued and outstanding 4,248,704 shares of common stock, no shares of Series A Convertible Preferred Stock, no shares of Series B Convertible Preferred Stock, no shares of Series C Redeemable Preferred Stock and 100 shares of Series D Redeemable Preferred Stock. In addition, we have reserved (i) 2,070,000 shares of common stock for issuance upon exercise of our publicly-traded warrants; (ii) 850,550 shares of common stock for issuance in connection with awards issued or to be issued under our Amended and Restated 2004 Incentive Stock Option Plan; (iii) 1,669,790 shares of common stock issuable upon conversion of Existing Notes; and (iv) 1,680,365 shares of common stock issuable upon exercise of other warrants to purchase our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters. Our common stock does not have cumulative voting rights, which means that holders of the shares of our common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Each share of our common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefor when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See “Dividend Policy.”

In the event we dissolve, liquidate or wind up, the holders of our common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

The holders of our common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of our common stock are, and the shares of our common stock offered pursuant to the Exchange Offer and upon conversion and exercise of the New Notes and Warrants, respectively, will be fully paid and nonassessable.

Our common stock is currently listed for trading on the NASDAQ Capital Market under the symbol “TRIS.” See “Risk Factors – Risks Relating to Our Securities.”

Preferred Stock

Our board of directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. As of August 14, 2008, there are issued and outstanding 100 shares of Series D Redeemable Preferred Stock and no shares of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Redeemable Preferred Stock. As of the date of this Offer to Exchange, our board of directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

Holders of Series D Redeemable Preferred Stock have no voting rights, except as otherwise required by applicable law. Holders of Series D Redeemable Preferred Stock have no preemptive, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding, holders of our Series D Redeemable Preferred Stock are not entitled to any liquidation preference.

The Series D Redeemable Preferred Stock has a redemption value of $15,000 per share. We may redeem the outstanding shares of Series D Preferred Stock at any time but must redeem all the outstanding shares of Series D Redeemable Preferred Stock no later than the earlier of: (i) September 14, 2012; or (ii) upon the sale of seventy percent (70%) or more of our assets in one transaction or any series of transactions, unless the proceeds of such transactions are reinvested in our business or used to relieve debt, make acquisitions or for working capital purposes. The holders of the Series D Redeemable Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of $750 per share per annum, payable quarterly.

Provisions of our Amended and Restated Articles of Incorporation and Bylaws and Georgia Law Regarding Shareholders’ Rights and Related Matters

Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. The provisions of our articles of incorporation and bylaws and Georgia law summarized below could have the effect of preventing, hindering or delaying a change in control of us or a change in our management.

Classified Board of Directors; Removal of Directors

We have a classified board of directors which is divided into three classes of directors, serving staggered three-year terms. As a result, approximately one-third of our board of directors are elected each year. In addition, members of the board of directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then-outstanding shares of common stock. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

Advance Notice of New Business and Director Nominations

Our bylaws provide that any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within ten days after notice of such special shareholders’ meeting was sent by us to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

Anti-Takeover Provisions and Georgia Law

The Georgia Business Corporation Code generally restricts a company from entering into specified business combinations with an interested shareholder, which is generally defined as any person or entity that is the beneficial owner of at least 10% of a company’s voting stock, for a period of five years after the date on which such shareholder became an interested shareholder, unless:

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its board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder prior to the date the shareholder became an interested shareholder;

•	the interested shareholder acquires 90% of the company’s voting stock in the same transaction in which it exceeds 10%; or

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subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon.

The business combination statute applies only if a corporation’s bylaws specifically provide that it applies. We have elected to be covered by the business combination statute.

The Georgia Business Corporation Code also contains provisions that impose certain fair price and other procedural requirements applicable to specified business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The fair price statute applies only if a corporation elects to be covered by its restrictions. We have elected to be covered by the fair price statute.

Ability to Consider Other Constituencies

Our amended and restated articles of incorporation permit our board of directors to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on us and our shareholders, when determining what is in the best interests of our shareholders. Pursuant to this provision, our board of directors may consider numerous subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Indemnification and Limitation of Liability

Our amended and restated articles of incorporation eliminate the personal liability of our directors to us or our shareholders for monetary damage for any breach of duty as a director, provided that we do not (and we cannot) eliminate or limit the liability of a director for:

•	a breach of duty involving appropriation of a business opportunity of ours;

•	an act or omission which involves intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper personal benefit; or

•	unlawful corporate distributions.

In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors will be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or us.

Under our amended and restated bylaws, we must indemnify any director or officer who was, is or is threatened to be made a party to any legal proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was a director or officer, against liability incurred in such proceeding. Our bylaws do not require such indemnification for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

•	any appropriation, in violation of such director’s or officer’s duties, of any business opportunity of ours;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which such officer or director received an improper personal benefit.

In addition, our amended and restated bylaws provide that (i) we must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer, if such director or officer satisfies the conditions contained in our amended and restated bylaws, and (ii) we may indemnify and advance expenses to our employees or agents who are not also directors or officers to the same extent that we could to a director.

Furthermore, we afford additional protection to our directors pursuant to indemnification agreements we have entered into with each such person. Pursuant to such agreements, we will indemnify our directors to the fullest extent permitted by applicable law in the event that they are involved or become involved or are threatened to be involved in any investigation, action, claim suit or proceeding, whether civil, criminal, administrative or investigative, by reason of that fact that they are or were serving as our officer or director or are or were serving at our request as an agent of any other entity.

Transfer Agent and Registrar

Registrar and Transfer Company, located in Cranford, New Jersey, acts as the transfer agent and registrar for our common stock.

OTHER AGREEMENTS

Changes to Our Board of Directors

We have entered into a Director Designation Agreement with Select Contrarian Value Partners, L.P., an Existing Noteholder and a beneficial owner of greater than 5% of our common stock (“Select Contrarian”), which provides for certain changes to be made to our board of directors. Pursuant to the Director Designation Agreement, we have agreed to:

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increase the size of our board of directors from four (4) to six (6) members, with the vacancies created by such increase to be apportioned among our director classes in accordance with applicable law;

•	elect two (2) persons designated by Select Contrarian to fill the vacancies created by such increase (together, the “Designees”);

•	give Select Contrarian the right to appoint one (1) Designee to serve on each of the committees of our board of directors; and

•	use our reasonable efforts to cause our board of directors to continue to include the Designees thereon until the Director Designation Agreement terminates.

The Director Designation Agreement requires us to make these changes to our board of directors no later than two weeks after we receive notice from Select Contrarian. Notwithstanding the foregoing, we will not be required to make any of these changes to our board of directors unless each of the Designees: (i) is “independent” for purposes of the NASDAQ Stock Market listing standards and (ii) agrees to resign from our board of directors effective on the date on which the Director Designation Agreement terminates and submits to us a written notice to such effect in connection with such Designee’s election to our board of directors. In addition, we will not be required to appoint any Designee to any committee of our board of directors unless such Designee possesses the qualifications to so serve as required by the NASDAQ Stock Market listing requirements, the SEC rules and regulations and the provisions of the applicable committee charter.

The Director Designation Agreement will not become effective or enforceable against us unless and until such time as (i) Select Contrarian validly tenders its Existing Notes in the Exchange Offer and (ii) the exchange date has occurred. The Director Designation Agreement will terminate at such time as we have satisfied our obligations to Select Contrarian under its New Note or Select Contrarian no longer holds such New Note, whichever is earlier.

Voting Agreement

On September 13, 2007, we entered into a Settlement Agreement and General Release (the “Settlement Agreement”), between us, Paragon and Ronald G. Farrell, our Chief Executive Officer, on the one hand, and Charles Keathley, Robert Luther, John Wilson and Harold Bright, on the other hand (collectively, the “Selling Shareholders”), with respect to all of the litigation pending among us, Paragon Systems, Mr. Farrell and the Selling Shareholders relating to, among other things, our acquisition of Paragon Systems from the Selling Shareholders in 2004. Pursuant to the Settlement Agreement, we issued to the Selling Shareholders an aggregate of 665,000 shares of our common stock, and the Selling Shareholders granted to Mr. Farrell an irrevocable proxy to vote, in his sole and absolute discretion, an aggregate of 700,000 shares of our common stock held by them until such time as such shares are sold by them to an unaffiliated third-party in accordance with the terms of the Securities Act.

Changes in Executive Compensation

We have agreed with Mr. Farrell, our chief executive officer, to amend his employment agreement if the Exchange Offer is completed and Select Contrarian validly tenders its Existing Notes in the Exchange Offer. If these conditions are satisfied, then Mr. Farrell’s employment agreement will be amended promptly after the exchange date: (i) to reduce his annual salary by (a) 25% during the period from January 1, 2009 through June 30, 2009 and (b) 50% during the period from July 1, 2009 through June 30, 2010; and (ii) to provide a grant to Mr. Farrell of (a) 100,000 shares of common stock on the date the amendment to his employment agreement is executed and (b) 81,406 shares of common stock on January 1, 2009. Each of these grants, if made, shall vest in equal installments on April 1, 2009, July 1, 2009 and October 1, 2009 and shall be made under and pursuant to the terms of our 2004 Amended and Restated Stock Incentive Plan. Notwithstanding the foregoing, any reduction in Mr. Farrell’s annual salary shall not affect the calculation of bonus, severance or other amounts which Mr. Farrell is entitled to receive, and which are calculated with reference to Mr. Farrell’s “base salary”, under his employment agreement and such bonus, severance and other amounts will be calculated and made as if such reduction in Mr. Farrell’s annual salary had not occurred.

Other Employee Compensation Arrangements

We are party to employment agreements and stock option agreements with certain of our employees pursuant to which we have agreed to issue options or shares of our common stock under our 2004 Amended and Restated Stock Incentive Plan. For further information regarding the terms of these plans and agreements, see our Annual Report on Form 10-K for the year ended December 31, 2007, and the section titled “Compensation of Executive Officers” in our Definitive Proxy Statement for our 2007 Annual Meeting of Shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

All of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports, as well as other filings we make pursuant to Sections 13(a) and 15(d) of the Exchange Act, are also available free of charge through our Internet website. The address of our Internet website is www.trissecurity.com. Our SEC filings are available through our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. However, information on our website is not incorporated by reference.

We “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Exchange. Information that was filed prior to the date of this Offer to Exchange that is updated or superceded by information contained in this Offer to Exchange is considered a part of this Offer to Exchange only as so updated or superseded. We incorporate herein by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed on April 29, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

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Our Current Reports on Form 8-K filed on January 7, 2008, March 3, 2008, March 27, 2008, April 2, 2008, May 6, 2008, August 5, 2008, August 13, 2008, August 26, 2008, September 18, 2008, October 14, 2008 and October 17, 2008 (to the extent these items were “filed” with the SEC and not “furnished”);

•	Our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Shareholders filed on October 17, 2007; and

•	The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form S-1/A (File No. 333-119737).

We are delivering to the Existing Noteholders this Offer to Exchange and the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which are incorporated herein by reference. This Offer to Exchange, however, incorporates important business and financial information about us that is not included in or delivered with this Offer to Exchange. You should read this Offer to Exchange and the information incorporated herein by reference. You can obtain copies of any exhibits to any of the documents we deliver to you along with any other information which is incorporated herein by reference at no cost upon request by writing or telephoning us at the following address or telephone number: Tri-S Security Corporation, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, telephone: (678) 808-1540.

We have filed with the SEC a Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the SEC, furnishing certain information with respect to the Exchange Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

The Exchange Offer is expected to expire at 5:00 p.m., Eastern Daylight time, on October 31, 2008 and you must make your exchange decision by this Expiration Date. To obtain timely delivery of the requested information, you must request this information by October 24, 2008 or the date that is no later than five business days before the Expiration Date.